Exhibit 99.2

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW ● SUITE 840

WASHINGTON, DC 20036

202-467-6862 ● (FAX) 202-467-6963

Illinois Casualty Company

Rock Island, Illinois

Conversion Valuation Appraisal Report

Valued as of April 29, 2016

Prepared By

Feldman Financial Advisors, Inc.

Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW ● SUITE 840

WASHINGTON, DC 20036

202-467-6862 ● (FAX) 202-467-6963

April 29, 2016

Board of Directors

Illinois Casualty Company

225 20th Street

Rock Island, Illinois 61201

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Illinois Casualty Company (“Illinois Casualty” or the “Company”) as of April 29, 2016. Illinois Casualty plans to convert from a mutual insurance company to a stock insurance company (the “Conversion”) and issue all of its outstanding capital stock to ICC Holdings, Inc. (“ICC Holdings”), which will then offer all of its shares of common stock for sale to eligible policyholders of Illinois Casualty, the employee stock ownership plan (“ESOP”) of Illinois Casualty, directors, officers and employees of Illinois Casualty, and members of the general public including certain identified standby investors (the “Offering”). Following the Conversion, Illinois Casualty will become a wholly owned subsidiary of ICC Holdings.

In accordance with Section 59.1(6)(f) of the Illinois Insurance Code, the aggregate price of the capital stock shall be equal to the estimated pro forma market value of the converted stock company based upon an independent evaluation by a qualified person. Furthermore, as permitted by Section 59.1(6)(f), the pro forma market value may be the value that is estimated to be necessary to attract full subscription for the shares as indicated by the independent evaluation. Pursuant to the requirement in Section 59.1(3)(b)(i)(A), the Appraisal must be filed with the Illinois Department of Insurance.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of Illinois Casualty that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the audited financial statements of the Company as prepared under generally accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2014 and 2015. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

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Board of Directors

Illinois Casualty Company

April 29, 2016

Page Two

In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of Illinois Casualty as furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of April 29, 2016 (the “Valuation Date”), the estimated pro forma market value of the Company was $32,000,000 with a range (the “Valuation Range”) of $27,200,000 to $36,800,000. The Valuation Range was based upon a 15% decrease from the midpoint of $32,000,000 to determine the minimum and a 15% increase from the midpoint to establish the maximum. Based on an assumed offering price of $10.00 per share, the number of shares of common stock offered for sale will range from 2,720,000 shares at the minimum to 3,680,000 shares at the maximum with a midpoint of 3,200,000 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.

The Appraisal reflects only the Valuation Range as of the Valuation Date of the estimated pro forma market value of the Company immediately before issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Illinois Casualty Company

April 29, 2016

Page Three

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W.L. Williams
Principal

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LIST OF TABLES

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INTRODUCTION

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Illinois Casualty Company (“Illinois Casualty” or the “Company”) as of April 29, 2016. Illinois Casualty plans to convert from a mutual insurance company to a stock insurance company (the “Conversion”) and issue all of its outstanding capital stock to ICC Holdings, Inc. (“ICC Holdings”), which will then offer all of its shares of common stock for sale to eligible policyholders of Illinois Casualty, the employee stock ownership plan (“ESOP”) of Illinois Casualty, directors, officers and employees of Illinois Casualty, and members of the general public including certain identified standby investors (the “Offering”). Following the Conversion, Illinois Casualty will become a wholly owned subsidiary of ICC Holdings.

In accordance with Section 59.1(6)(f) of the Illinois Insurance Code, the aggregate price of the capital stock shall be equal to the estimated pro forma market value of the converted stock company based upon an independent evaluation by a qualified person. Furthermore, as permitted by Section 59.1(6)(f), the pro forma market value may be the value that is estimated to be necessary to attract full subscription for the shares as indicated by the independent evaluation. Pursuant to the requirement in Section 59.1(3)(b)(i)(A), the Appraisal must be filed with the Illinois Department of Insurance.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of Illinois Casualty that

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included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the audited financial statements of the Company as prepared under generally accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2014 and 2015. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of Illinois Casualty as furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of

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matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.

The Appraisal reflects only the Valuation Range as of the Valuation Date of the estimated pro forma market value of the Company immediately before issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF ILLINOIS CASUALTY

General Overview

Illinois Casualty is a mutual insurance company domiciled in Illinois. Illinois Casualty operates as a regional multi-line property and casualty company focusing exclusively on the food and beverage industry. The executive offices of Illinois Casualty are located in Rock Island, Illinois. At December 31, 2015, the Company had total assets of $123.4 million and total equity of $30.2 million. For the year ended December 31, 2015, the Company had direct premiums written of $49.0 million, net premiums earned of $40.2 million, and net income of $2.2 million. Illinois Casualty primarily markets its products through a network of approximately 130 independent agents in Illinois, Iowa, Indiana, Minnesota, Missouri, and Wisconsin.

ICC Holdings is a newly created Pennsylvania corporation organized to be the stock holding company for Illinois Casualty following the Conversion. ICC Holdings is not an operating company and has not engaged in any business to date. Illinois Casualty has three wholly-owned subsidiaries: (i) Beverage Insurance Agency, an inactive insurance agency; (ii) Estrella Innovative Solutions, Inc., which offers outsourced information technology consulting services; and (iii) ICC Realty, LLC (“ICC Realty”), a real estate services and holding company that owns certain real estate including the Company’s headquarters building. ICC Realty will be purchased from Illinois Casualty by ICC Holdings following the Conversion. Illinois Casualty has been assigned a financial strength rating of “B++” (Good) by A.M. Best Company, Inc. (“A.M. Best”), which is the fifth highest out of fifteen possible ratings. Illinois Casualty is subject to examination and comprehensive regulation by the Illinois Department of Insurance.

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Illinois Casualty specializes in providing customized insurance products and aggressive claims defense for customers exclusively in the food and beverage industry. The Company was founded in 1950 as an inter-insurance exchange based upon the recognition that establishments serving alcohol require unique insurance protection. Beginning in 1998, the Company expanded the scope of product offerings beyond liquor liability to include property, general liability, umbrella, and workers compensation coverages. The Company’s goal was to meet the full range of business insurance needs of its clients in the food and beverage industry.

In 1999, Illinois Casualty recognized the significant need to automate. Upon determining available commercial software was inadequate to meet its long-term vision, the Company contracted for the development of an integrated platform to handle agency, policy, and vendor management. Introduced in 2001, the first module successfully improved productivity and reporting capabilities. The Company built on that success by adding document imaging, claims, billing, and risk management modules. As it has grown, the Company’s information management system has provided it with a unique and comprehensive ability to automate processes, track and examine risk traits, and monitor claims development. As a result, Illinois Casualty believes it is able to analyze and leverage a multi-variant pricing algorithm that allows the Company to better segment its business in order to more effectively price to actual exposure.

Illinois Casualty converted from an inter-insurance exchange to a mutual insurance company in 2004 and began to expand its territory geographically within the Midwest. The Company is an admitted carrier in eight states: Illinois, Iowa, Indiana, Michigan, Minnesota, Missouri, Ohio, and Wisconsin. Illinois Casualty currently issues policies in six of these states and expects to begin writing policies in Ohio during the third quarter of 2016 and in Michigan during 2017. As Illinois Casualty expanded its territory and product lines, it sought to maintain

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its focus and commitment to the food and beverage industry. As a result, the Company has demonstrated expertise in its niche, particularly within the areas of underwriting, loss control, and claims management. Illinois Casualty plans to continue to leverage that experience into the ongoing development of innovative insurance products and services uniquely tailored to the food and beverage industry.

Business Strategies

Illinois Casualty states that its mission is to deliver expertly crafted insurance products and services for all segments of the food and beverage industry. Accordingly, the Company believes that its business focus positions it to write profitable business in both hard insurance markets (where industry capital is constricted, competition is low, and premium rates are rising) and soft insurance markets (where industry capital is rising, competition is high, and premium rates are falling). As part of its strategic planning process, Illinois Casualty has developed its business strategies using the following guiding principles to reflect the Company’s goals and objectives:

•	Illinois Casualty endeavors to protect policyholders through strong financial performance and sustained surplus growth, which thereby returns value to its stakeholders;

•	the Company aspires to conduct its business with the highest ethics and unquestionable integrity;

•	the Company recognizes and rewards the commitments of all of its associates who make Illinois Casualty a success, by challenging its associates and valuing them and noting their contribution, while cultivating a mutually supporting culture;

•	Illinois Casualty believes that an independent agency system is mutually beneficial to both the agent and the Company because of the shared objective to deliver the highest quality products at competitive prices;

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•	the Company emphasizes that customer service, which is understanding and meeting the needs and expectations of its policyholders and agents, is the fundamental reason for its existence;

•	Illinois Casualty seeks to compete in the marketplace by capitalizing on its unique understanding of the food and beverage industry, offering customized products, and aggressively defending its insureds;

•	the Company focuses on innovation, which drives its efficiency, quality, and effectiveness;

•	Illinois Casualty identifies worthy causes to support with its corporate and associate resources and promote good corporate citizenship; and

•	Illinois Casualty strives to improve its products and processes through intelligent investment in talent and technology that meet its exacting needs and those of its customers.

In order to realize its mission and guiding principles, Illinois Casualty has identified the following seven core strategies to achieve the Company’s long-term success:

•	design and market commercial property and casualty products customized for the food and beverage industry through its in-depth knowledge and research of the industry;

•	pursue deliberate geographic expansion;

•	foster true partnerships with independent agents who have a significant presence in the food and beverage industry and an appreciation for Illinois Casualty’s commitment and expertise to obtain optimal market share in the food and beverage industry;

•	leverage business intelligence to maximize performance, increase operational efficiency, and price the Company’s products for sustained profitability;

•	implement an investment strategy that maximizes return within acceptable risk tolerances;

•	promote a culture of excellence that encourages teamwork and contributes to talent retention and development; and

•	maintain a comprehensive enterprise risk management program focused on upside optimization and downside mitigation.

While Illinois Casualty has established significant market share in most of its existing territories, the Company believes that there is still opportunity for growth within its existing

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footprint. Illinois Casualty continues to seek out insurance agency partners who have a commitment to its traditional niche and the ability to sell the value represented by the Company’s products. Illinois Casualty’s long-term growth plan also involves expanding geographically into states where it believes current insurance laws provide an attractive market within the niche for the Company’s products and services. Current state expansion plans include Colorado, Kansas, Massachusetts, Michigan, Ohio, Oregon, Pennsylvania, and Tennessee. The Company also seeks to target geographic expansion opportunities that allow it to leverage existing agency relationships whose footprints overlap its own.

Products

Illinois Casualty specializes in underwriting liquor liability, property, general liability, umbrella, and workers compensation insurance coverages for restaurants, taverns, nightclubs, package liquor stores, convenience stores, private clubs, and banquet facilities. For the year ended December 31, 2015, Illinois accounted for 35.7% ($17.5 million) of the Company’s direct premiums written (“DPW”) of $49.0 million followed by 20.0% ($9.8 million) in Minnesota, 17.2% ($8.4 million) in Missouri, 13.7% ($6.7 million) in Iowa, 10.9% ($5.3 million) in Indiana, and 2.5% ($1.2 million) in Wisconsin. Based on line of business, commercial multiple peril accounted for 57.4% ($28.1 million) of direct premiums written in 2015 with other liability comprising 27.9% ($13.7 million), and workers compensation contributing 14.7% ($7.2 million).

Illinois Casualty recognizes that establishments serving alcohol require unique insurance protection. The Company’s goal is to meet the full range of business insurance needs for its clients in the food and beverage industry. The Company’s coverage options include liquor liability, property, general liability, umbrella, and workers compensation. Because it specializes in the food and beverage industry, the Company seeks to customize its insurance coverage to

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best protect a customer’s business. The business owners policy (“BOP”) combines protections from all major property and liability risks in one package. BOPs typically include: (i) property insurance for buildings and contents owned by the business; (ii) business interruption insurance, which covers the loss of income resulting from a fire or other catastrophe that disrupts the operation of the business; and (iii) liability protection, which covers an establishment’s legal responsibility for the harm it may cause to others. Illinois Casualty also writes workers compensation and commercial umbrella policies, which are written as complementary lines to the BOP and are not offered on a stand-alone basis. While the Company does not currently write commercial auto insurance, it does insure risks associated with the delivery of food or beverage.

Liquor liability insurance is a policy intended for owners and operators of establishments that sell, serve, manufacture, or facilitate the use of alcohol. Liquor liability insurance protects a business against damages claimed as a result of a patron becoming intoxicated and injuring themselves or others. Most states have some variation of “dram shop laws,” which allow for the recovery of damages from the establishment responsible for serving the intoxicated person who harmed a third party. Some states require liquor-selling establishments to carry a certain amount of liquor liability insurance before they can obtain a liquor license. As an example of insurance coverage, if a business is sued for serving the intoxicated person that harmed a third party, it may be able to rely on its liquor liability policy to help cover the costs of attorneys’ fees, damages arising from the liquor-related incident, judgments or settlements, and other court expenses.

Marketing and Distribution

Illinois Casualty’s marketing plan is aimed at delivering a top quality insurance product to agents who are able to appreciate and sell the quality of the Company’s product in a price

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sensitive marketplace. Having made a long-term commitment to a narrow market niche, Illinois Casualty seeks to maintain pricing stability throughout the insurance market pricing cycles. The Company realizes there are always competitors who will offer an insurance product at a lower price and there are always customers actively seeking the lowest priced product. Illinois Casualty strives to align itself with the segment of the market that does appreciate the coverages and services provided by the Company as an industry specialist. The Company recognizes that this segment requires competitive pricing but is willing to pay for needed coverages and services.

Illinois Casualty focuses on marketing its products through independent agents who are committed to the food and beverage niche. Direct business is marketed through independent agents who tend to specialize in liquor liability or maintain a sizable book of liquor liability business. The Company strives to create and strengthen the franchise value of the Illinois Casualty brand by limiting contracts to agents who demonstrate commitment to the food and beverage niche and to the Company.

The Company currently has approximately 130 independent agents within its six states of operation. These agencies access multiple insurance companies and are established businesses in the communities in which they operate. The Company views these agents as its primary customers because they are in a position to recommend either insurance products of Illinois Casualty or those of a competitor to their customers.

The Company manages its producers through quarterly agency performance reviews and utilization of various internally generated reports. The Company’s quantitative agency review measures each agency on a variety of weighted metrics and ranks them from high to low. The measurement is updated on a weekly basis and is available for employee reviews. For the year ended December 31, 2015, only one of the producers (generating $2.9 million or 5.9% of total DPW) was responsible for more than 5% of the Company’s direct premiums written and the top 10 producers accounted for approximately 36.7% of direct premiums written in 2015.

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Agents are compensated through a fixed base commission with an opportunity for profit sharing depending on the producer’s premiums written and profitability. Agents receive commission as a percentage of premiums (generally 15% for most lines, except workers compensation policies which generally are 7.5%) as their primary compensation from the Company. Illinois Casualty offers a contingent compensation plan as an incentive for producers to place high quality business with the Company and to support its loss control efforts. Illinois Casualty believes that the contingent compensation paid to its producers is comparable with those offered by other insurance companies and is designed to reward agents for growth and profitability.

The agency partners are supported by the Company’s Marketing Department, which also identifies and train new agents. Illinois Casualty conducts regularly scheduled webinars for agents as well as onsite training on products and services. These include technical training about the Company’s products as well as sales training to market products effectively. The Company also offers its agents industry specific training that qualifies for continuing education credit for state insurance license requirements.

The marketing efforts of Illinois Casualty are further supported by the Company’s Claims, Litigation, Billing, Underwriting, and Loss Control Departments. As an industry specialist, Illinois Casualty is able to offer expertise in all interactions with agents and/or policyholders. For example, its claims philosophy is to provide prompt and efficient service and claims processing, resulting in a positive experience for both the agents and policyholders. The Company takes an aggressive defense-oriented position on third-party liability claims that is recognized and appreciated by its policyholders.

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Illinois Casualty believes that these positive experiences result in higher policyholder retention and create new business opportunities for the Company’s agents. While it relies on independent agents for the front-line distribution and customer support, underwriting, billing, loss control and claim handling responsibilities are retained by the Company. Many of the Company’s agents have had direct relationships with Illinois Casualty for a number of years.

Underwriting, Risk Assessment, and Pricing

The Company’s underwriting philosophy is aimed at consistently generating profits through sound risk selection, stringent loss control, and pricing discipline. One key element in sound risk selection is the Company’s use of risk characteristic metrics. Illinois Casualty has identified predictive metrics that it uses to price risks more effectively, thereby improving its profitability and allowing it to compete favorably with other insurance carriers. The Company is very active in leveraging its onsite loss control inspections. An example would be the monitoring of kitchen fire suppression systems servicing to reduce kitchen fire losses.

Illinois Casualty’s competitive strategy in underwriting seeks to achieve the following:

•	maximize the use of available information acquired through a wide variety of industry resources;

•	allow internal metrics and rating to establish risk pricing and use sound underwriting judgment for risk selection and pricing modification;

•	utilize its risk grading system, which combines both objective and subjective inputs, to quantify desirability of risks and improve the Company’s overall risk profile;

•	physically inspect every new insured within the first 60 days with in-house loss control representatives; and

•	provide very high quality service to agents and insureds by responding quickly and effectively to information requests and policy submissions.

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The Company’s Underwriting Department works in teams with each agent assigned to one of the three teams. Illinois Casualty underwrites its accounts by evaluating each risk with consistently applied standards. Each policy undergoes a thorough evaluation process prior to every renewal. The Company’s underwriting staff of 24 employees has an average of 12 years of insurance industry experience. Howard Beck, the Company’s Chief Underwriting Officer, has been with Illinois Casualty since 2004 and has over 27 years of insurance experience with 20 years of property and casualty underwriting experience.

Illinois Casualty strives to be disciplined in its pricing by pursuing targeted rate changes to continually improve its underwriting profitability while still being able to attract and retain profitable customers. The Company’s pricing reviews involve evaluating claims experience, loss trends, and data acquired from inspections, applications and other data sources to identify characteristics that drive the frequency and severity of its claims. These results drive changes to rates and rating metrics as well as understanding what portions of the Company’s business are most profitable. This knowledge and analysis enables the Company to price risks accurately, improve account retention, and drive profitable new business.

Claims and Litigation Management

The Company’s claims team supports its underwriting strategy by working to provide a timely, good faith claims handling response to policyholders. Illinois Casualty believes that claims excellence is achieved by timely investigation and handling of claims, settlement of meritorious claims for equitable amounts, maintenance of adequate case reserves, and control of claims loss adjustment expenses. Policy claims are received directly from the insured or through independent agents. The Company’s claims department supports its producer relationship strategy by working to provide a consistently responsive level of claim service to policyholders.

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Rickey Plunkett, the Company’s Director of Claims, supervises a staff of 16 employees with an average of 18 years of experience in processing property and casualty insurance claims. Mr. Plunkett joined Illinois Casualty in 2010 and has over 35 years of experience in claims management. Julia Suiter, the Company’s Chief Legal Officer, supervises a staff of four additional employees, two of whom are also attorneys. Ms. Suiter joined Illinois Casualty in 2009 and has been practicing law both in-house and in private practice for 24 years.

Market Conditions and Competitors

Given the Company’s exclusive focus on providing insurance products and services for the food and beverage industry, the market conditions for Illinois Casualty’s business and, accordingly, its competition, vary geographically based upon the states in which it operates and also by the segment of the food and beverage industry (for example, bars versus fine dining). In the most competitive states in which it operates (Illinois, Indiana, and Wisconsin), the Company’s primary competitors are insurance companies with products targeting the food and beverage industry, such as Society Mutual Insurance Company in all three states, as well as Badger Mutual Insurance Company, Wilson Mutual Insurance Company, and West Bend Mutual Insurance Company in Wisconsin.

In other states such as Iowa and Minnesota, Illinois Casualty competes with both the carriers referenced above and excess and surplus line insurance companies (such as Scottsdale Insurance Company and Lloyd’s of London). In other jurisdictions, like Missouri, the Company’s primary competitors are larger regional and national insurance companies without a focus on the food and beverage industry (such as Allied Insurance Company, Auto-Owners Insurance Company, and Travelers Insurance Company) and excess and surplus line insurance companies (such as EverGuard Insurance Services, Inc. and Lloyd’s of London). When

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evaluating the franchise and fine dining segment of the food and beverage industry, the Company competes with national insurance carriers, such as Allied Insurance Company, Travelers Insurance Company, and The Hartford Insurance Company.

Many insurance companies sporadically target businesses within the food and beverage industry niche; however, a relatively small number make a long-term commitment to the niche through changing insurance market cycles. When the insurance market is “hard” and premium growth is achievable in less specialized segments, many carriers exit this niche. Large and diversified insurance carriers have the ability to shift their focus and resources to less challenging areas. When market conditions “soften,” those same carriers often aggressively move back into the niche for premium growth. Because Illinois Casualty specializes in the niche, it does not shift resources to other market segments. Therefore, the Company generally maintains pricing stability throughout market cycles by relying on its strong loss control, underwriting, and claims expertise and its customer service commitment. The Company reacts to market conditions by adjusting its appetite for risks based on pricing and cycle conditions, while maintaining a consistent commitment to the food and beverage industry that does not fluctuate to the extent of the rest of the market.

Executive Officers

Illinois Casualty is managed by an experienced group of executives led by Arron K. Sutherland, its President and Chief Executive Officer (“CEO”). Mr. Sutherland has served in his current position since June 2010, joined the Company in 2006, and has worked in the insurance and finance industry for over 20 years. Summary biographies of the Company’s executive officers are included below:

Arron K. Sutherland, age 47, serves as the President and CEO of the Company and also serves on the Board of Directors. He has served as the CEO since 2010 and formerly as Chief Financial Officer from 2006 to 2010. Mr. Sutherland has more than 20 years of experience in the insurance and finance industry and holds a CPA and CPCU designation. Prior to joining Illinois Casualty, he was employed for more than 15 years in the accounting field including ten years of property and casualty experience with Frankenmuth Financial Group. Mr. Sutherland received his B.A. in Accounting from Michigan State University and his M.B.A. from Saginaw State University.

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Michael R. Smith, age 49, serves as the Chief Financial Officer, a position he has held since May 2016. Previously, he served as the Vice President of Finance since January 2015. Mr. Smith joined the Company originally in 2011 as the Assistant Vice President of Finance until July 2013. He served as Vice President and Controller at CGB Enterprises, Inc. from July 2013 to January 2015. Mr. Smith has more than 20 years of experience in the financial industry including 15 years in the insurance industry and holds a CPA and CPCU designation. Prior to joining the Company he worked for several insurance organizations including GF&C Holding Company, The Financial Group, Insurall, and Continental National Indemnity. Mike received his B.S.B.A. in Accounting from Xavier University and his M.B.A. in Finance from Xavier University.

Norman D. Schmeichel, age 46, serves as the Vice President and Chief Information Officer of the Company, a position he has held since 2011. Mr. Schmeichel has over 14 years of experience in the insurance industry. He started with Illinois Casualty in 2002 as the Associate Director of Information Technology (“IT”), and served as the Assistant Vice President of IT from 2007 to 2011. Mr. Schmeichel has over 20 years of experience in development of enterprise solutions. He oversees the Company’s IT, Actuarial Services, and Products and Process operations. Mr. Schmeichel holds a B.A. in Economics from Northern Illinois University.

Howard J. Beck, age 57, serves as the Chief Underwriting Officer of the Company, a position he has held since May 2016. Previously, he served as the Vice President of Underwriting since 2014. He joined the Company in 2004 as Program Manager and has served as Marketing Manager and Director of Underwriting. Mr. Beck has over 24 years of experience in the insurance industry and holds a CPCU. Prior to joining the Company, he was employed for over 12 years with both company and agency operations, working with Sentry Select, John Deere Insurance, and Lohman Brothers Agency. Mr. Beck oversees the Company’s Underwriting, Marketing and Loss Control operations. He received a B.S. in Finance from Northern Illinois University and his M.B.A. from University of St. Thomas.

Julia B. Suiter, age 49, serves as Chief Legal Officer of the Company, a position she has held since May 2016. Previously, she had been the Company’s Chief Litigation Counsel since 2011. She joined the Company in 2009 as Litigation Manager. Prior to joining the Company, Mrs. Suiter practiced in the areas of construction law, product liability, contract law, employment law, and insurance defense for more than 15 years. Prior to joining Illinois Casualty, she served as Operations Counsel for KONE Inc., where she was responsible for the company’s corporate compliance program, and taught the “Legal Environment of Business” as an adjunct professor at St. Ambrose University. Mrs. Suiter holds a B.A. in Criminal Justice from Indiana University and a J.D. from Indiana University School of Law.

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Rickey Plunkett, age 61, serves as the Director of Claims, a position he has held since 2011. He joined the Company in 2010 as Claims Manager. He has more than 35 years of experience in the insurance industry. Prior to joining the Company, Mr. Plunkett worked as Claims Program Manager for General Casualty Insurance Company. He holds the CPCU, CIC, and SCLA designations. Mr. Plunkett received his B.A. from Indiana State University.

Kathleen S. Springer, age 48, serves as the Director of Human Resources, a position she has held since 2011. She joined the Company in 2008 as the Human Resources Manager. Mrs. Springer has over 20 years of experience in the human resources field and holds both a SPHR and SHRM-SCP designation. Prior to joining Illinois Casualty, she was employed in human resources management with K’s Merchandise and Service Merchandise Corp. Mrs. Springer oversees the Company’s Administration and Human Resources operations. She received her B.A. from Western Illinois University.

Plan of Conversion

As a mutual insurance company, Illinois Casualty does not have shareholders. It has members. The members of Illinois Casualty are the policyholders of Illinois Casualty. The members of Illinois Mutual are entitled to the right to elect directors and to approve fundamental transactions such as the Conversion. In an insurance company organized as a stock institution, policyholders have no governance rights, which reside with shareholders, and instead have only contractual rights under their insurance policies.

On February 16, 2016, the Board of Directors of Illinois Casualty unanimously adopted the Plan of Conversion, subject to the approval of the Illinois Department of Insurance and the members of Illinois Casualty. The Plan of Conversion is also subject to the approval of the members of Illinois Mutual as of February 16, 2016, by the affirmative vote of at least two-thirds of the votes to be cast at a special meeting. The Plan of Conversion provides that ICC Holdings will offer shares of its common stock for sale in a subscription offering to eligible members of Illinois Casualty, the ESOP, and the directors, officers, and employees of Illinois Casualty. In addition, the Company may elect to offer the shares of common stock not subscribed for in the subscription offering, if any, for sale in a community offering commencing during or upon

FELDMAN FINANCIAL ADVISORS, INC.

completion of the subscription offering and in a subsequent syndicated community offering. Certain identified standby investors have agreed to purchase in the community offering up to 1,400,000 shares of common stock and to certain restrictions on their acquisition, sale, and voting of the common stock.

Upon completion of the Conversion, all of the outstanding shares of common stock of the converted Illinois Casualty will be issued to ICC Holdings and Illinois Casualty will then become a wholly owned stock subsidiary of ICC Holdings. The Conversion will be effected only if subscriptions and orders are received for at least the minimum shares of common stock as indicated by the Valuation Range and the members of Illinois Mutual as of February 16, 2016 approve the Plan of Conversion. The Conversion will be accounted for as a simultaneous reorganization, recapitalization, and share offering that will not change the historical accounting basis of Illinois Casualty’s consolidated financial statements.

After paying its expenses and commissions related to the Conversion, the Company will use a portion of the net proceeds received from the sale of common stock in the Offering to make a loan to the ESOP in an amount sufficient to permit the ESOP to buy up to 10.0% of the shares sold in the Offering. Contingent upon approval from the Illinois Department of Insurance, ICC Holdings expects to purchase ICC Realty from Illinois Casualty for approximately $5 million. Most of the remaining net proceeds from the Offering will be contributed to Illinois Casualty. These net proceeds will supply additional capital that Illinois Casualty needs to support future premium growth. The net proceeds will also be used for general corporate purposes, including the expansion of the Company’s producer networks and the marketing of its products. On a short-term basis, the net proceeds will be invested primarily in U.S. Government securities, other federal agency securities, and other securities consistent with the Company’s investment policy.

FELDMAN FINANCIAL ADVISORS, INC.

Any proceeds retained directly by ICC Holdings versus infusion into the subsidiary insurance business will be invested primarily in U.S. government securities, other federal agency securities, and other securities until utilized for other purposes. Except for the foregoing, Illinois Casualty currently has no specific plans, intentions, arrangements, or understandings regarding the proceeds of the Offering.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and Illinois Casualty’s recent financial performance. The discussion is supplemented by the exhibits in the Appendix. Exhibit III-1 displays the Company’s audited balance sheets as of December 31, 2014 and 2015. Exhibit III-2 presents the Company’s audited income statements for the years ended December 31, 2014 and 2015.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning Illinois Casualty’s financial position as of December 31, 2014 and 2015. Exhibit III-1 presents the Company’s audited balance sheets as of December 31, 2014 and 2015. The financial data presentation for Illinois Casualty in the tables below and in Exhibits III-1 to III-3 is based on United States generally accepted accounting principles (“GAAP”). Statutory financial data for Illinois Casualty is included in Exhibit III-4 to provide a five-year overview of the Company’s operating trends. GAAP financial statements of the Company prior to the years ended December 31, 2014 and 2015 have not been prepared.

Table 1

Selected Financial Condition Data

As of December 31, 2014 and 2015

(Dollars in Thousands)

	December 31,
	2015	2014
Balance Sheet Data
Total assets	$123,373	$123,428
Total investments and cash	76,260	72,917
Premiums and reinsurance balances receivable	15,638	14,522
Reinsurance balances recoverable	19,535	25,855
Total policy reserves (1)	61,056	64,617
Unearned premiums	23,948	22,498
Total liabilities	93,208	94,393
Total equity	30,166	29,035

Total equity / total assets	24.45%	23.52%
Investments and cash / total assets	61.81%	59.08%
Policy reserves / total assets	49.49%	52.35%

(1)	Total policy reserves equal unpaid losses and settlement expenses.

Source: Illinois Casualty Company, audited GAAP financial statements.

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The Company’s total assets were relatively unchanged from December 31, 2014 to December 31, 2015, measuring approximately $123.4 million at both year-end periods. The largest change among asset categories in 2015 was a $6.3 million decline in reinsurance balances recoverable, which was offset partially by the $3.4 million increase in total investments and cash and the $1.1 million increase in premiums and reinsurance balances receivable. Total investments and cash increased from $73.5 million at December 31, 2014 to $76.8 million at December 31, 2015 as a result of continued positive cash flow from operations. Total investments and cash amounted to 61.8% of total assets at December 31, 2015, compared to 59.1% of total assets as of December 31, 2014. Premiums and reinsurance balances receivable increased from $14.5 million (11.8% of total assets) at December 31, 2014 to $15.6 million (12.7% of total assets) at December 31, 2015. Reinsurance balances recoverable on unpaid losses and settlement expenses decreased from $25.9 million (20.9% of total assets) to $19.5 million (15.8% of total assets) over the corresponding periods.

Total liabilities decreased by 1.3% from $94.4 million at December 31, 2014 to $93.2 million at December 31, 2015. The $1.2 million decrease in total liabilities was caused principally by the decrease in total policy reserves (unpaid losses and settlement expenses), which was reflective of the timing of claims payments and favorable loss reserve development. Total policy reserves decreased by $3.5 million from $64.6 million at December 31, 2014 to $61.1 million at December 31, 2015, while unearned premiums increased by $1.4 million from $22.5 million at year-end 2014 to $23.9 million at year-end 2015.

Illinois Casualty maintains policy reserves for the payment of claims (indemnity losses) and loss adjustment expenses (“LAE”) related to adjusting those claims. Illinois Casualty’s loss reserves consist of case reserves, which are reserves for claims that have been reported to it,

FELDMAN FINANCIAL ADVISORS, INC.

defense and cost containment (“DCC”) expense reserves, which include all defense and litigation-related expenses (whether internal or external to the Company), and reserves for claims that have been incurred but have not yet been reported or for case reserve deficiencies or redundancies (“IBNR”). Illinois Casualty utilizes an independent actuary to assist with the estimation of its loss and LAE reserves. Such reserves are necessarily based on estimates; management of the Company and the independent actuary believe the reserves as established make a reasonable provision for all unpaid losses and settlement expenses.

Insurance premiums on property and casualty policies are recognized in proportion to the underlying risk insured and are earned ratably over the duration of the policies. At the end of each accounting period, the portion of the premiums that is not yet earned is included in unearned premiums (reported as a liability on the balance sheets) and is realized as revenue in subsequent periods over the remaining term of the policy. Reflecting the upward trends in premium growth, the amount of unearned premiums increased by 6.4% from $22.5 million at year-end 2014 to $23.9 million at year-end 2015.

The Company’s aggregate balance of investments and cash amounted to $76.8 million at December 31, 2015 and constituted 61.8% of total assets. Illinois Casualty maintains a portion of its investments in relatively short-term and highly liquid assets to ensure the availability of funds for operating purposes. The Company’s cash and short-term investments amounted to $2.2 million and investment securities amounted to $74.1 million at December 31, 2015. Exhibit III-3 presents the Company’s investment securities portfolio as of December 31, 2014 and 2015. Illinois Casualty’s investment portfolio comprised $65.2 million of fixed income securities and $8.9 million of equity securities as of year-end 2015. The fixed maturity portfolio primarily consisted of tax-exempt municipal, government agency, mortgage-backed, asset-backed, and corporate bonds. The equities portfolio is composed of exchange traded funds.

FELDMAN FINANCIAL ADVISORS, INC.

Illinois Casualty’s fixed income and equity securities are classified as available for sale and carried at estimated fair value as determined by management based upon quoted market prices or a recognized pricing service at the reporting date for those or similar investments. Changes in unrealized investment gains or losses on Illinois Casualty’s investments, net of applicable income taxes, are reflected directly in equity as a component of comprehensive income (loss) and, accordingly, have no effect on earnings. Investment income is recognized when earned, and capital gains and losses are recognized when investments are sold or other-than-temporarily impaired. For the year ended December 31, 2015, Illinois Casualty’s investment portfolio experienced net unrealized losses of $1.5 million due to decreases in fair values. Most of the decrease in the fair value of the fixed maturity portfolio was in corporate bonds and asset-backed securities as a result of changes in the prevailing interest rate environment. For the years ended December 31, 2014 and 2015, Illinois Casualty did not determine that any securities in its investment portfolio were other-than-temporarily impaired. The Company’s investment portfolio is managed by an independent third party and manager specializing in the insurance industry.

In accordance with insurance industry practice, Illinois Casualty reinsures a portion of its loss exposure and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by the Company are reinsured with other insurance companies principally to: (i) reduce net liability on individual risks; (ii) mitigate the effect of individual loss occurrences (including catastrophic losses); (iii) stabilize underwriting results; (iv) decrease leverage; and (v) increase underwriting capacity. Illinois Casualty ceded to

FELDMAN FINANCIAL ADVISORS, INC.

reinsurers $5.6 million and $7.8 million of written premiums for the years ended December 31, 2014 and 2015, respectively. Illinois Casualty’s reinsurance providers, the majority of whom are longstanding partners who understand the Company’s business, are all carefully selected with the help of the Company’s reinsurance broker. Illinois Casualty monitors the solvency of its reinsurers through regular review of their financial statements and, if available, their A.M. Best ratings. All of the Company’s current reinsurance partners have at least an “A-” rating from A.M. Best.

Illinois Casualty’s total equity, as measured under GAAP, increased from $29.0 million at December 31, 2014 to $30.2 million at December 31, 2015 as a result of profitable operating results for the year ended December 31, 2015. Concurrently, the Company’s ratio of total equity to total assets advanced from 23.5% at December 31, 2014 to 24.5% at December 31, 2015. As of year-end 2015, the Company’s total equity of $30.2 million was composed of $29.6 million in retained earnings and $530,000 in unrealized gains on securities.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 2 displays Illinois Casualty’s earnings results and selected operating ratios for the years ended December 31, 2014 and 2015. Table 3 presents the Company’s underwriting performance and related ratios. Table 4 details Illinois Casualty’s direct premiums written by state and Table 5 presents a summary of direct premiums written by policy line of business. Exhibit III-2 displays the Company’s audited income statements for the years ended December 31, 2014 and 2015. Illinois Casualty’s operating results are influenced by factors affecting the property and casualty (“P&C”) insurance industry in general. The performance of the P&C insurance industry is subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates, and other factors.

Illinois Casualty’s operating results are influenced by factors affecting the P&C insurance industry in general. The operating results of the United States P&C insurance industry are subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates, and other changes in the investment environment.

The Company’s premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the P&C insurance industry historically has been cyclical with the financial performance of insurers fluctuating from periods of low premium rates and excess underwriting capacity resulting from increased competition (soft market), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (hard market).

FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Consolidated Income Statement Data

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014
Income Statement Data
Direct premiums written	$49,047	$46,340
Net premiums written	41,631	41,077

Net premiums earned	$40,220	$38,121
Net investment income	1,333	1,141
Net realized gains on investments	81	459
Other income	190	113

Total revenue	41,823	39,833

Losses and settlement expenses	23,801	22,748
Policy acquisition costs	14,555	14,323
Interest expense on debt	136	134
General corporate expenses	314	263

Total expenses	38,806	37,468

Income before income taxes	3,017	2,364
Income tax expense	862	779

Net income	$2,155	$1,585

Profitability Ratios
Return on average assets	1.75%	1.28%
Return on average equity	7.28%	5.46%

Source: Illinois Casualty Company, audited GAAP financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Illinois Casualty recorded net income of $2.2 million in the year ended December 31, 2015 as compared to net income of $1.6 million for the year ended December 31, 2014. The Company experienced noticeable improvement in premium growth and underwriting profits in 2015. The 36.0% or $570,000 increase in earnings for 2015 was attributable primarily to a $2.1 million increase in net premiums earned, offset partially by a $1.1 million increase in losses and settlement expenses and a $232,000 increase in policy acquisition costs. Illinois Casualty’s return on average assets (“ROA”) increased from 1.28% in 2014 to 1.75% in 2015, while its return on average equity (“ROE”) advanced from 5.46% in 2014 to 7.28% in 2015.

Total revenue increased to $41.8 million in 2015, which was $2.0 million or 5.0% greater than the $39.8 million of total revenue reported in 2014. Net premiums earned increased by 5.5% from $38.1 million in 2014 to $40.2 million in 2015, primarily due to growth in the Company’s business outside of Illinois. As shown in Table 4, direct premiums written increased by 5.8% from $46.3 million in 2014 to $49.0% in 2015. Illinois continued to account for the largest share of the Company’s DPW with a 35.7% concentration in 2015, reflecting an increase of $310,000 or 1.8% from 2014. Recent market data indicates that Illinois Casualty remains the largest writer of liquor liability insurance in Illinois by a substantial margin. The largest increases during 2015 in the Company’s DPW by state were experienced in Minnesota ($1.3 million or 14.7%) and Missouri ($791,000 or 10.4%). As illustrated in Table 5, business owners policies accounted for $28.2 million or 57.4% of the Company’s DPW in 2015, followed by liquor liability policies with $11.6 million or 23.6% of total DPW, workers compensation at $7.2 million or 14.7%, and umbrella policies at $2.1 million or 4.2%. Based on total number of policies in 2015, business owner policies and liquor liability policies accounted for 38.5% and 36.9%, respectively, followed by workers compensation at 15.1% and umbrella policies at 9.5%.

FELDMAN FINANCIAL ADVISORS, INC.

A key measurement of the profitability of any insurance company for any period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment, and service operations. Underwriting results are considered profitable when the combined ratio is under 100% and unprofitable when the combined ratio is over 100%. Table 3 provides additional underwriting performance data for Illinois Casualty in the years ended December 31, 2014 and 2015.

Losses and settlement expenses increased by 4.6% from $22.7 million in 2014 to $23.8 million in 2015. Losses and settlement expenses represent the Company’s largest expense item and include: (i) claim payments made; (ii) estimates for future claim payments and changes in those estimates for prior periods; and (iii) costs associated with investigating, defending, and adjusting claims. Illinois Casualty’s loss ratio decreased slightly from 59.7% in 2014 to 59.2% in 2015, primarily due to the steady premium growth and favorable development relative to prior years’ loss reserve estimates in the property line of business primarily from the 2014 accident year. The Company also experienced reduced losses in 2015 from the extraordinary weather incidents that occurred in 2014.

Policy acquisition costs and other general corporate expenses (excluding interest expense on debt) increased by $283,000 or 1.9% from $14.6 million in 2014 to $14.9 million in 2015. Because net premiums earned increased by a higher rate of 5.5%, the Company’s expense ratio decreased from 38.2% in 2014 to 36.9% in 2015. The Company’s combined ratio improved from 97.9% in 2014 to 96.1% in 2015, driven largely by the growth in net premiums earned and the relatively modest level of increase in underwriting expenses.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Underwriting Performance Data

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014
Selected Income Statement Data
Net premiums earned	$40,220	$38,121

Losses and settlement expenses	23,801	22,748
Policy acquisition costs	14,555	14,323
General corporate expenses	314	263

Total underwriting losses and expenses	38,670	37,334

Underwriting profit	$1,550	$786

Underwriting Ratios
Loss ratio (1)	59.2%	59.7%
Expense ratio (2)	36.9%	38.2%
Combined ratio (3)	96.1%	97.9%

(1)	Losses and settlement expenses divided by net premiums earned.
(2)	Underwriting and other expenses divided by net premiums earned.
(3)	Sum of the loss ratio and the expense ratio.

Source: Illinois Casualty Company, financial statements; Feldman Financial calculations.

Net investment income increased by $192,000 or 16.8% from $1.1 million in 2014 to $1.3 million for 2015. The average balance of cash and invested assets increased from $69.0 million in 2014 to $74.6 million in 2015. While the current fixed income investment environment remained at historically low investment yields, the weighted average yield on invested assets increased from 1.65% in 2014 to 1.79% in 2015 as lower yielding fixed maturity securities matured and were replaced with higher yielding securities. Net realized gains on investments declined from $459,000 in 2014 to $81,000 in 2015 primarily due to the overall downturn in stock market valuations during the year.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Direct Premiums Written by State

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years Ended December 31,				Increase
	2015		2014		(Decrease)
	Amount	%	Amount	%	Amount	%
State
Illinois	$17,511	35.7	$17,201	37.1	$310	1.8
Minnesota	9,833	20.0	8,571	18.5	1,261	14.7
Missouri	8,419	17.2	7,627	16.5	791	10.4
Iowa	6,713	13.7	6,380	13.8	332	5.2
Indiana	5,341	10.9	5,634	12.2	(293)	(5.2)
Wisconsin	1,231	2.5	925	2.0	306	33.0

Total	$49,047	100.0	$46,340	100.0	$2,707	5.8

Source: Illinois Casualty Company, internal financial data.

The Company’s income before income taxes increased by $651,000 or 27.5% from $2.4 million in 2014 to $3.0 million in 2015. The improvement in pre-tax earnings resulted from the $2.0 million increase in total revenue exceeding the $1.3 million increase in total expenses. The improvement in overall profitability was driven by the increased level of underwriting profits, which advanced by $764,000 in 2015. Income tax expense amounted to $862,000 in 2015, reflecting an effective income tax rate of approximately 28.6%. Income tax expense amounted to $779,000 in 2014, reflecting an effective rate of approximately 33.0%. After adjusting pre-tax earnings for these factors, the Company’s net income for 2015 amounted to $2.2 million in 2015 as compared to $1.6 million in 2014. The Company estimates that taxable income will be taxed at an effective rate approximating 34% in future years as certain deferred tax items are reversed.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Direct Premiums Written by Policy Type

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years Ended
	December 31,				Increase
	2015		2014		(Decrease)
	Amount	%	Amount	%	Amount	%

Direct Premiums Written
Business owners policy	$28,151	57.4	$26,291	56.7	$1,860	7.1
Liquor liability	11,593	23.6	10,922	23.6	671	6.1
Workers compensation	7,224	14.7	7,163	15.5	61	0.9
Umbrella	2,080	4.2	1,964	4.2	116	5.9

Total	$49,047	100.0	$46,340	100.0	$2,708	5.8

Policy Count
Business owners policy	4,548	38.5	4,361	38.3	187	4.3
Liquor liability	4,355	36.9	4,136	36.3	219	5.3
Workers compensation	1,779	15.1	1,817	15.9	(38)	(2.1)
Umbrella	1,117	9.5	1,083	9.5	34	3.1

Total	11,799	100.0	11,397	100.0	402	3.5

Source: Illinois Casualty Company, internal financial data.

Statutory Financial Data Overview

State insurance laws and regulations require Illinois Casualty to file financial statements with state insurance departments everywhere it does business, and the operations of Illinois Casualty are subject to examination by those departments. Illinois Casualty prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments. Certain accounting standards differ under statutory accounting

FELDMAN FINANCIAL ADVISORS, INC.

practices (“SAP”) as compared to GAAP. For example, premium income is recognized on a pro rata basis over the term covered by the insurance policy, while the related acquisition costs are expensed when incurred under SAP. Under GAAP, both premium income and the related policy acquisition costs are recognized on a pro rata basis over the term of the insurance policy. Therefore, the SAP data for Illinois Casualty does not correspond to the GAAP presentation.

Exhibit III-4 presents summary statutory financial data for Illinois Casualty over the five-year period ended from December 31, 2011 to 2015. As reflected on a statutory basis, the Company reported improved earnings in 2014 and 2015 after incurring a net loss in 2013 and breakeven results for 2011. Underwriting profits were positive in 2014 and 2015, following a period of consecutive underwriting losses from 2011 to 2013. The Company’s direct premiums written increased by a compound annual growth rate of 8.1% from $35.9 million in 2011 to $49.0 million in 2015. Net premiums earned increased at a greater pace over this five-year period due to the decreased level of premiums ceded to reinsurers. The Company’s statutory capital and surplus advanced moderately by a compound annual growth rate of 2.8% from $24.1 million at year-end 2011 to $26.9 million at year-end 2015. The Company’s underwriting leverage remained fairly constant as evidenced by the ratio of reserves to statutory capital and surplus measuring 1.56x at year-end 2015 as compared to 1.50x at year-end 2011.

FELDMAN FINANCIAL ADVISORS, INC.

II. INDUSTRY FUNDAMENTALS

Financial Strength Ratings by A.M. Best

A.M. Best is a widely recognized rating agency dedicated to the insurance industry. A.M. Best provides ratings that indicate the financial strength of insurance companies. The objective of A.M. Best’s rating system is to provide an independent opinion of an insurer’s financial strength and its ability to meet ongoing obligations to policyholders. The assigned financial strength rating is derived from an in-depth evaluation and analysis of a company’s balance sheet strength, operating performance, and business profile. A.M. Best’s ratings scale is comprised of fifteen individual ratings grouped into nine categories (excluding suspended ratings).

A.M. Best has provided ratings and analysis on Illinois Casualty since 1954. A.M. Best currently assigns a financial strength rating of B++ (Good) to Illinois Casualty, effective February 23, 2016. The rating of B++ (Good) is the fifth highest of fifteen ratings and the category of “Good” represents the second highest of nine categories. Insurance companies rated B++ are considered by A.M. Best to have “a good ability to meet their ongoing insurance obligations.” The recent financial strength rating for Illinois Casualty represented an affirmation of the B++ (Good) rating issued by A.M. Best on February 13, 2015.

The most recent rating changes for Illinois Casualty occurred on November 26, 2008 when A.M. Best revised the Company’s financial strength rating from A- (Excellent) to B++ (Good) and on April 23, 2008 from A (Excellent) to A- (Excellent). This series of downgrades reflected significant deterioration in the Company’s underwriting results that occurred in 2007 and 2008 and the resultant negative impact on risk-adjusted capitalization.

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More recently on February 23, 2016, A.M. Best affirmed the Company’s financial strength rating of B++ (Good) and the issuer credit rating of “bbb,” while revising the outlook to positive from stable for the issuer credit rating. A.M. Best maintained as stable the outlook for the Company’s financial strength rating. In its analysis of Illinois Casualty, A.M. Best cited as positive factors the Company’s improved operating results and risk-adjusted capitalization over the past five years. A.M. Best noted that current management of Illinois Casualty has made progress in improving rates and growing premiums while maintaining a manageable level of increases in policy count. A.M. Best emphasized that the positive trend in combined ratios contrasted with prior years when combined ratios over 100% were attributable to elevated expenses as the Company’s loss ratios compared favorably to industry composites. It is A.M. Best’s view that expense control initiatives at Illinois Casualty have gained traction and are expected to further reduce the Company’s expense ratio going forward.

According to A.M. Best, the potential for future rating upgrades for Illinois Casualty is contingent on strengthening risk-adjusted capitalization combined with sustaining a positive trend in operating results. Although underwriting results have improved recently, there has been much variability in performance over the past five years. An ongoing concern mentioned by A.M. Best is the Company’s overall weak operating return measures. A.M. Best observed that Illinois Casualty will be challenged to improve its underwriting and investment expense ratios to better reflect industry composites given its modest size, which compresses overall margins relative to larger competitors.

FELDMAN FINANCIAL ADVISORS, INC.

Industry Performance and Investment Outlook

The property and casualty segment of the insurance industry provides protection from risk into two basic areas. In general, property insurance protects an insured against financial loss arising out of loss of property or its use caused by an insured peril. Casualty insurance protects the insured against financial loss arising out of the insured’s obligation to others for loss or damage to persons, including, with respect to workers compensation insurance, persons who are employees, or property. There are approximately 3,000 companies providing property and casualty insurance coverage in the United States. About 100 of these companies provide the majority of the property and casualty coverage.

Historically, the financial performance of the P&C insurance industry has tended to fluctuate in cyclical periods of aggressive price competition and excess underwriting capacity (known as a soft market), followed often by periods of high premium rates and shortages of underwriting capacity (or a hard market). Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. During soft market conditions, premium rates are stable or falling and insurance coverage is readily available. During periods of hard market conditions, coverage may be more difficult to find and insurers increase premiums or exit unprofitable areas of business. Following several years of heavy catastrophe losses in 2011-2012, industry premium rates have firmed and the rebounding economy has helped spur the demand for insurance.

According to the Insurance Services Office Inc. (“ISO”), the P&C industry experienced net written premium growth of 2.9% in 2011, 3.4% in 2012, and 4.4% in 2013, evidencing an

FELDMAN FINANCIAL ADVISORS, INC.

improving insurance pricing environment. The industry’s largest sector, personal lines, accounted for approximately 42% of the total industry premium volume in 2013. The commercial lines sector accounted for approximately 35% of the total industry written premiums with balanced lines underwriters, who write a combination of personal and commercial lines coverage, accounting for the remaining 23%.

Underwriting results were unprofitable for the U.S. property and casualty insurance industry from 2008 to 2012, but turned positive in 2013 as the industry’s combined ratio improved from 102.9% in 2012 to 96.2% in 2013 and incurred losses declined by 6.6% to $259.3 billion in 2013 from $277.7 billion in 2012. The industry’s loss ratio improved from 74.2% in 2012 to 67.3% in 2013, and the expense ratio held steady at 28.2% for both periods. While a drop in catastrophe losses affected results for many industry participants, some broad-based improvements in a number of lines of coverage also drove the improved operating results.

Net investment income is an important revenue source for P&C insurers, historically accounting for 15%-20% of total revenues. For most insurers, cash flows available for investment have stabilized although persistently low investment yields continue to pressure investment income results. Net realized investment gains have increased in recent years on the heels of surging securities market valuations.

United States P&C insurers experienced continued profitability in 2014 but with declining results. Net written premium growth slowed slightly from 4.4% in 2013 to 4.1% in 2014 and the industry’s combined ratio increased from 96.2% in 2013 to 97.0% in 2014. The P&C industry’s profitability, premium growth, and underwriting ratios all performed better in 2014 than long-term historical averages due largely to moderate catastrophe losses and continued reserve release. However, the industry’s earnings declined by 12.5% in 2014 and the return on equity fell to 8.2% in 2014 from 9.8% in 2013.

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The P&C industry profits increased moderately by 1.1% in 2015 to $56.6 billion. Challenged by continuing low interest rates and a slumping stock market, the industry nevertheless posted modest premium growth and a below-100% combined ratio for the fourth straight year. Net written premiums increased to a record $514.0 billion in 2015, although the annual growth rate slipped slightly to 3.4% from 4.1% in 2015. P&C insurers’ overall profitability as measured by their annualized return on average equity was 8.4% in 2015. Profitability benefited again, as it did in 2013 and 2014, from moderate catastrophe losses and prior-year reserve releases. The P&C industry combined ratio deteriorated slightly to 97.8% for 2015 from 97.0% in 2014, reflecting a 2015 loss ratio of 69.2%, expense ratio of 27.3%, and policyholder dividend ratio of 0.5%. It is clear that combined ratios must be lower in the current suppressed interest rate environment in order for P&C insurers to generate competitive returns. The annualized yield on insurers’ investments in 2015 was 3.2%, below the long-term average investment yield of 5.1% from 1960 to 2014 and the 3.8% average annual yield for the last ten years.

Standard & Poor’s (“S&P”) fundamental investment outlook for the P&C insurance industry is currently positive. Although S&P expects a more competitive pricing environment to impact the degree to which insurers are able to raise rates, it anticipates that the overall operating climate for the P&C industry will remain stable. Premium growth, while still modest, in now experiencing its longest sustained period of gains in a decade. S&P notes that the degree to which demand for certain types of insurance products, particularly those in the commercial lines area, increases will depend on the health of the broader economy in the United States and globally. Reserve releases are expected to taper off gradually, but will continue to benefit the bottom line and combined ratio through at least 2016.

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The industry’s strong capital position suggests insurers are in a good position to increase risk appetite, repurchase shares, and pursue acquisitions. In addition to the excess capital in the industry, merger and acquisition activity has also been stimulated by a drive for growth in response to slow top-line (premium) growth and curtailed earnings expansion and a desire to realize economies of scale. Acquiring companies are also motivated by low interest rates that facilitate attractive debt financing for merger transactions.

S&P forecasts that a softening of certain rates (particularly in the commercial lines segment), partly offset by an uptick in demand, should propel net written premiums by approximately 3% to 4% in 2016. S&P notes that because of the excess underwriting capacity currently in the P&C industry, opportunities exists for stronger capitalized and expansion oriented insurers to gain market share at the expense of more financially strained competitors. Operating profitability in many segments of the P&C industry is heavily influenced by the level of weather and catastrophe losses. Barring a surge in catastrophes, S&P expects underwriting results to remain profitable in 2016 for the P&C industry.

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III. COMPARISONS WITH PUBLICLY TRADED COMPANIES

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of Illinois Casualty because: (i) reliable market and financial data are readily available for comparable institutions, and (ii) the comparative market method has been widely accepted as a valuation approach by the applicable regulatory authorities. The generally employed valuation method in initial public offerings (“IPOs”), where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in an insurance company stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a mutual-to-stock conversion offering. In Chapter III, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded insurance companies (the “Comparative Group”). Chapter IV will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

We considered other conventional valuation methodologies in the course of determining the Company’s estimated pro forma market value. Various income approaches include a capitalization of earnings and a discounted cash flow analysis and reflect the economic principle that the value of a subject investment, or subject business interest, is the present value of the

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economic income expected to be generated by the investment. The income capitalization approach relies on either a single period or multiple periods considered to be representative of recurring benefits, which are capitalized by a capitalization rate chosen from comparable companies or from risk-adjusted rates of return required by investors in a particular line of business. When multiple periods are used, income is estimated for several future periods. This income is discounted to the present time period, with or without a terminal value, depending upon the circumstances of the particular company.

Due to the unpredictable nature of earnings in the P&C industry, primarily because of potential catastrophic events, and the lack of long-term income projections for Illinois Casualty, we did not utilize an income approach. Furthermore, a large number of publicly traded insurance companies are represented in the stock market, are widely followed by analysts and investors, and are traded actively. The trading characteristics of these public companies allow analysts and investors to gain and apply knowledge about the comparative fundamentals of these companies as they relate to financial performance and market valuations.

Asset-based valuation approaches may be either on a going concern, orderly disposition, or forced liquidation basis. Going concern asset-based valuations are often used in the case of companies that hold readily marketable assets such as an investment company. Illinois Casualty holds assets for the purpose of producing income to support its insurance operations. While a portion of Illinois Casualty’s assets are readily marketable, its primary business is not investment in assets for resale. Financial service companies are rarely valued on the basis of their assets at liquidation value or the disposal of individual assets or groups of assets. While the stock market may use a concept of “book value” as a pricing benchmark, few investors recognize the overall value of a financial service company as being its net book value at any point in time because of

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the significant differences in composition of balance sheet assets and liabilities and risks associated with business, market, credit, and interest rate factors that the concept of simple “book value” does not fully recognize. For an insurance company such as Illinois Casualty, the asset-based approach could lead to valuation conclusions that do not fully take into account the enterprise as a whole and the accompanying intangible benefits or risk factors related to the business franchise. Therefore, we have elected not to utilize this approach and have concentrated on the comparative market approach.

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Selection Criteria

Selected market price and financial performance data for insurance companies listed on the New York and NYSE MKT Stock Exchanges or traded on the NASDAQ Stock Market are shown in Exhibit IV as compiled from data obtained from SNL Financial LC (“SNL Financial”), a leading provider of financial and market data focused on financial services industries, including banks and insurance companies. SNL Financial differentiates the overall insurance industry into six market segments: (i) life and health, (ii) managed care, (iii) mortgage and financial guaranty, (iv) multi-line, (v) property and casualty, and (vi) title. For purposes of this selection screening, we focused exclusively on publicly traded insurance companies based in the United States and included in the property and casualty segment (“Public P&C Insurance Group”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded insurance companies.

•	Operating characteristics – A company’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business and economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, capitalization, growth, risk exposure, liquidity, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We excluded from the Comparative Group and the Public P&C Insurance Group those companies that are sellers in pending acquisitions that have been previously announced.

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In determining the Comparative Group composition, we focused primarily on Illinois Casualty’s asset size, market segment, and product lines. In particular, we also focused on companies operating in niche market lines of business. Attempting to concentrate on the Company’s financial characteristics and enlarge the Comparative Group to obtain a meaningful statistical cluster of companies, we broadened the size range criterion to encompass a statistically significant number of companies. In addition, due to the ongoing consolidation activity within the insurance industry, we sought to include a sufficient number of companies in the event that one or several members are subsequently subject to acquisition as we update this Appraisal prior to completion of the Conversion.

Of the 48 companies composing the Public P&C Insurance Group as of April 29, 2016, there were only eight insurers with total assets under $500 million. The median asset size of the overall Public P&C Insurance Group was $3.3 billion and the average size was even larger at $35.0 billion, skewed by behemoth companies such as Berkshire Hathaway and American International Group with total assets each approaching or exceeding $500 billion. We applied the following selection criteria and focused principally on companies concentrated in the lower quartile of the Public P&C Insurance Group based on asset size:

•	Publicly traded – stock-form insurance company whose shares are traded on New York Stock Exchange, NYSE MKT, or NASDAQ Stock Market.

•	Market segment – insurance underwriter whose primary market segment is listed as property and casualty by SNL Financial.

•	Non-acquisition target – not subject to an announced or pending acquisition.

•	Seasoned trading history – publicly traded for at least one year.

•	Current financial data – publicly reported financial data on a GAAP basis available for the last twelve months (“LTM”) ended December 31, 2015.

•	Asset size – total assets between $100 million and $1.6 billion.

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As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded insurance companies for valuation purposes. Fifteen public companies met all of the criteria outlined on the previous page. We included in the Comparative Group each of the eight companies that had assets under $800 million and also met the other criteria. In selecting the remainder of the Comparative Group, we focused on excluding companies that would result in an undue geographic concentration in one state (Florida) or whose product lines were not sufficiently broad. Within the collection of seven companies meeting the previous criteria and exhibiting an asset size between $800 million and $1.6 billion, we selected four additional companies.

A general operating summary of the twelve companies selected for the Comparative Group is presented in Table 6. In focusing on smaller publicly traded companies, the Comparative Group includes a total of five companies with total assets less than $500 million (Atlas Financial Holdings, First Acceptance Corporation, Kingstone Companies, National Security Group, and Unico American Corporation) and three companies with assets between $500 million and $800 million (Federated National Holding Company, HCI Group, and United Insurance Holdings Corp.). In addition, three of the Comparative Group companies are based in the Midwest region (Atlas Financial Holdings in Illinois, Baldwin & Lyons in Indiana, and EMC Insurance Group in Iowa), similar to Illinois Casualty. While no single company constitutes a perfect comparable and differences inevitably exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes. Summary operating profiles of the publicly traded insurance companies selected for the Comparative Group are presented in the next section beginning on pages 46 to 53.

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Table 6

General Operating Summary of the Comparative Group

As of December 31, 2015

	State	Ticker	Exchange	IPO Date	Total Assets ($mil.)	Total Equity ($mil.)	Total Equity/ Assets (%)

Illinois Casualty Company	IL	NA	NA	NA	123.4	30.2	24.45

Comparative Group Median	NA	NA	NA	NA	637.6	238.5	31.91
Comparative Group Mean	NA	NA	NA	NA	708.5	225.9	33.20

Comparative Group
Atlas Financial Holdings, Inc.	IL	AFH	NASDAQ	03/18/10	411.6	129.6	31.49
Baldwin & Lyons, Inc.	IN	BWINB	NASDAQ	NA	1,085.8	394.5	36.33
Donegal Group Inc.	PA	DGICA	NASDAQ	NA	1,537.8	408.4	26.56
EMC Insurance Group Inc.	IA	EMCI	NASDAQ	02/04/82	1,536.0	524.9	34.18
Federated National Holding Company	FL	FNHC	NASDAQ	11/05/98	638.3	250.8	39.29
First Acceptance Corporation	TN	FAC	NYSE	NA	402.1	103.7	25.78
Hallmark Financial Services, Inc.	TX	HALL	NASDAQ	NA	1,076.6	262.0	24.34
HCI Group Inc.	FL	HCI	NYSE	07/24/08	637.0	237.7	37.32
Kingstone Companies, Inc.	NY	KINS	NASDAQ	NA	149.1	45.3	30.36
National Security Group, Inc.	AL	NSEC	NASDAQ	NA	148.1	44.9	30.31
Unico American Corporation	CA	UNAM	NASDAQ	NA	140.2	70.3	50.18
United Insurance Holdings Corp.	FL	UIHC	NASDAQ	10/04/07	740.0	239.2	32.32

Source: Illinois Casualty Company; SNL Financial; Feldman Financial.

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Summary Profiles of the Comparative Group Companies

Atlas Financial Holdings, Inc. (NASDAQ: AFH) – Elk Grove Village, Illinois

Atlas Financial Holdings, Inc. (“Atlas Financial”) is a financial services holding company whose core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through its insurance subsidiaries, American Country Insurance Company (“American Country”), American Service Insurance Company, Inc. (“American Service”), Gateway Insurance Company (“Gateway”), and Global Liberty Insurance Company of New York (“Global Liberty”). This insurance sector includes taxicabs, non-emergency paratransit, limousine, livery, and business automobile. Atlas Financial was originally formed in 2009 and completed a reverse merger in 2010 wherein American Service and American Country were sold to Atlas Financial by Kingsway America Inc. American Country commenced operations in 1979. In 1983, American Service was established as a non-standard personal and commercial automobile insurer writing business in the Chicago, Illinois area. Gateway was acquired in 2013 and provides specialized commercial automobile insurance to niche markets such as taxi, black car, and sedan service. In March 2015, Atlas Financial completed the acquisition of Global Liberty, whose primary business focus is the for-hire-livery vehicle market in the New York metropolitan area. American Country, American Service, and Gateway carry current financial strength ratings from A.M. Best of B (Fair) with a stable outlook, while Global Liberty is rated B+ (Good) with a stable outlook. As of December 31, 2015, Atlas Financial had total assets of $411.6 million, total policy reserves of $235.2 million, total equity of $129.6 million, LTM total revenue of $156.9 million, and LTM net income of $14.4 million.

Baldwin & Lyons, Inc. (NASDAQ: BWINB) – Indianapolis, Indiana

Through its subsidiaries, Baldwin & Lyons, Inc. (“Baldwin & Lyons”) engages in marketing and underwriting property and casualty insurance and the assumption of property and casualty reinsurance. Subsidiaries of Baldwin & Lyons include Protective Insurance Company, Protective Specialty Insurance Company, Sagamore Insurance Company, Baldwin & Lyons Brokerage Services, Inc., and Baldwin & Lyons Insurance, Ltd. Baldwin & Lyons provides coverage for larger companies in the motor carrier industry that retain substantial amounts of self-insurance, for independent contractors utilized by trucking companies, for medium-sized and small trucking companies on a first dollar or small deductible basis, and for public livery concerns, principally covering fleets of commercial buses. The principal types of fleet transportation insurance marketed by Baldwin & Lyons are commercial motor vehicle liability, physical damage and other liability insurance; workers compensation insurance; specialized accident insurance for independent contractors; non-trucking motor vehicle liability insurance for independent contractors; fidelity and surety bonds; inland marine consisting principally of cargo insurance; and captive insurance company products that are provided through a subsidiary in Bermuda The capital structure of Baldwin & Lyons includes Class A and Class B common stock. The Class A and Class B shares have identical rights and privileges except that Class B shares have no voting rights. Protective Insurance Company, the main insurance subsidiary of Baldwin & Lyons, carries a current financial strength rating of A+ (Superior) from A.M. Best

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with a stable outlook. As of December 31, 2015, Baldwin & Lyons had total assets of $1.1 billion, total policy reserves of $538.9 million, total equity of $394.5 million, LTM total revenue of $280.3 million, and LTM net income of $23.3 million.

Donegal Group, Inc. (NASDAQ: DGICA) – Marietta, Pennsylvania

Donegal Group, Inc. (“Donegal Group”) is as an insurance holding company whose insurance subsidiaries offer personal and commercial lines of property and casualty insurance to businesses and individuals in 21 Mid-Atlantic, Midwestern, New England, and Southern states. Donegal Group owns insurance subsidiaries domiciled in the states of Iowa, Maryland, Michigan, Pennsylvania, Virginia and Wisconsin. For the year ended December 31, 2015, Donegal Group’s direct premiums were generated primarily in the states of Pennsylvania (36.6%), Michigan (16.1%), Virginia (8.8%), Maryland (8.8%), Georgia (6.0%), and Delaware (5.6%). Donegal Group’s insurance subsidiaries derive a substantial portion of their insurance business from smaller to mid-sized regional communities. Donegal Group believes this focus provides its insurance subsidiaries with competitive advantages in terms of local market knowledge, marketing, underwriting, claims servicing, and policyholder service. At the same time, Donegal Group believes its insurance subsidiaries have cost advantages over many smaller regional insurers that result from economies of scale they realize through centralized accounting, administrative, data processing, investment, and other services. Donegal Group has been an active consolidator of smaller “Main Street” property and casualty insurance companies. The personal lines products offered by Donegal Group consist primarily of homeowners and private passenger automobile policies, while the commercial lines products consist primarily of commercial automobile, commercial multi-peril, and workers compensation policies. Donegal Group’s insurance subsidiaries carry current financial strength ratings of A (Excellent) from A.M. Best with a stable outlook. As of December 31, 2015, Donegal Group had total assets of $1.5 billion, total policy reserves of $1.0 billion, total equity of $408.4 million, LTM total revenue of $636.4 million, and LTM net income of $21.0 million.

EMC Insurance Group Inc. (NASDAQ: EMCI) – Des Moines, Iowa

EMC Insurance Group Inc. (“EMC Insurance”) is an insurance holding company that was incorporated in Iowa in 1974 by Employers Mutual Casualty Company (“Employers Mutual”) and became a public company in 1982 following the initial public offering of its common stock. EMC Insurance is approximately 57% owned by Employers Mutual, a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911 that is licensed in all 50 states and the District of Columbia. EMC Insurance conducts operations in property and casualty insurance and reinsurance through its subsidiaries. EMC Insurance primarily focuses on the sale of commercial lines of property and casualty insurance to small and medium-sized businesses. These products are sold through independent insurance agents who are supported by a decentralized network of branch offices. Although EMC Insurance actively markets its insurance products in 41 states, the majority of its business is marketed and generated in the Midwest. EMC Insurance conducts its operations through the following subsidiaries: EMCASCO Insurance Company, Illinois EMCASCO Insurance Company and Dakota Fire Insurance Company, and its reinsurance operations through its subsidiary, EMC Reinsurance

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Company. The primary sources of revenue for EMC Insurance are generated from the following commercial lines of business: property, automobile, workers compensation, and liability. For the year ended December 31, 2015, the geographic distribution of the aggregate direct premiums generated by EMC Insurance included Iowa (13.0%), Kansas (8.5%), Wisconsin (5.6%), Nebraska (5.3%), Michigan (4.6%), Illinois (4.2%), and Texas (4.1%). EMC Insurance’s property and casualty insurance companies carry financial strength ratings from A.M. Best of A (Excellent) with a stable outlook. As of December 31, 2015, EMC Insurance had total assets of $1.5 billion, total policy reserves of $926.9 million, total equity of $524.9 million, LTM total revenue of $623.7 million, and LTM net income of $50.2 million.

Federated National Holding Company (NASDAQ: FNHC) – Sunrise, Florida

Federated National Holding Company (“Federated National”) is an insurance holding company that engages in the insurance underwriting, distribution and claims processes through its subsidiaries and contractual relationships with its independent agents and general agents. Federated National is authorized to underwrite, and/or place through its owned subsidiaries, homeowners multi-peril, commercial general liability, federal flood, personal automobile, and various other lines of insurance in Florida and various other states. Federated National markets and distributes its own and third-party insurers’ products and its other services through a network of independent agents. Its principal insurance subsidiary is Federated National Insurance Company (“FNIC”), which is licensed as an admitted carrier in Florida, Alabama, Louisiana, and South Carolina. Federated National also serves as managing general agent for Monarch National Insurance Company (“MNIC”), which was founded in 2015 through a joint venture and is licensed as an admitted carrier in Florida. MNIC writes insurance policies that have a higher risk profile than those written by FNIC, allowing MNIC to reach a broader market and charge higher premiums. Through relationships with a network of approximately 2,500-plus independent agents, FNIC is authorized to underwrite homeowners, commercial general liability, fire, allied lines, and personal and commercial automobile insurance in Florida. FNIC is licensed as an admitted carrier in Alabama, Louisiana, Georgia, and Texas and underwrites commercial general liability insurance in those states, homeowners insurance in Louisiana, and personal automobile insurance in Georgia and Texas. During 2015, approximately 91.4%, 3.3%, 3.3% and 2.0% of the premiums it underwrote were for homeowners, commercial general liability, personal automobile, and federal flood insurance, respectively. FNIC is not currently rated by A.M. Best. As of December 31, 2015, Federated National had total assets of $638.3 million, total policy reserves of $351.3 million, total equity of $250.8 million, LTM total revenue of $249.9 million, and LTM net income of $40.4 million.

First Acceptance Corporation (NYSE: FAC) – Nashville, Tennessee

First Acceptance Corporation (“First Acceptance”) is a retailer, servicer, and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. First Acceptance’s insurance operations generate revenue from selling non-standard personal automobile insurance products and related products in 17 states. First Acceptance conducts its servicing and underwriting operations in 13 states and is licensed as an insurer in 12 additional states. First Acceptance owns and operates three insurance company subsidiaries: First

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Acceptance Insurance Company, Inc., First Acceptance Insurance Company of Georgia, Inc., and First Acceptance Insurance Company of Tennessee, Inc. First Acceptance is a vertically integrated business and believes that its business model allows it to identify and satisfy the needs of its target customers and eliminates many of the inefficiencies associated with a non-integrated automobile insurance model. At December 31, 2015, First Acceptance operated 440 retail locations and a call center staffed with employee-agents. The employee-agents primarily sell non-standard personal automobile insurance products underwritten by First Acceptance as well as certain commissionable ancillary products. In most states, First Acceptance’s employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by First Acceptance. In addition to its retail locations, First Acceptance is able to complete the entire sales process over the telephone via its call center or through the internet via its consumer-based website or mobile platform. Effective July 1, 2015, First Acceptance acquired certain assets of Titan Insurance Services, Inc. and Titan Auto Insurance of New Mexico, Inc. These agencies, which are now rebranded under the Acceptance Insurance name, sell private passenger non-standard automobile insurance through 83 retail locations, principally in California, but also in Texas, Arizona, Florida, Nevada, and New Mexico. Based on gross premiums earned by First Acceptance for the year ended December 31, 2015, the geographic distribution of revenue included Georgia (19.2%), Florida (15.4%), Texas (13.4%), Ohio (10.0%), Alabama (9.2%), Illinois (9.0%), and South Carolina (7.6%). The principal operating subsidiaries of First Acceptance carry current financial strength ratings from A.M. Best of B (Fair) with a stable outlook. As of December 31, 2015, First Acceptance had total assets of $402.1 million, total policy reserves of $205.5 million, total equity of $103.7 million, LTM total revenue of $331.9 million, and LTM net loss of -$1.9 million.

Hallmark Financial Services, Inc. (NASDAQ: HALL) – Fort Worth, Texas

Hallmark Financial Services, Inc. (“Hallmark Financial”) is a diversified property and casualty insurance group that serves businesses and individuals in specialty and niche markets. Hallmark Financial offers standard commercial insurance, specialty commercial insurance, and personal insurance in selected market niches that are characteristically low-severity and predominately short-tailed risks. Hallmark Financial markets, distributes, underwrites, and services its P&C insurance products primarily through subsidiaries whose operations are organized into product-specific operating units. The standard commercial P&C operating unit offers industry-specific commercial insurance products and services in the standard market. The workers compensation operating unit specializes in small and middle market workers compensation business. Effective July 1, 2015, this operating unit no longer markets or retains any risk on new or renewal policies. The managing general agent (“MGA”) commercial products operating unit offers commercial insurance products and services in the excess and surplus lines market. The specialty commercial operating unit offers general aviation and satellite launch insurance products and services, low and middle market commercial umbrella and primary/excess liability insurance, medical professional liability insurance products and services, and primary/excess commercial property coverages for both catastrophe and non-catastrophe exposures. The specialty personal lines operating unit offers non-standard personal automobile and renters insurance products and services. Hallmark Financial’s business is geographically concentrated in the South Central and Northwest regions of the United States, except for its general aviation business, which is written on a national basis. Five states

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accounted for 63% of the gross premiums written in 2015 by Hallmark Financial’s insurance company subsidiaries: Texas (46.7%), Louisiana (4.8%), Arizona (4.3%), Oklahoma (3.5%), and New Mexico (3.4%). Hallmark Financial’s insurance subsidiaries carry current financial strength ratings of A- (Excellent) with a negative outlook. As of December 31, 2015, Hallmark Financial had total assets of $1.1 billion, total policy reserves of $667.3 million, total equity of $262.0 million, LTM total revenue of $372.4 million, and LTM net income of $21.9 million.

HCI Group, Inc. (NYSE: HCI) – Tampa, Florida

HCI Group, Inc. (“HCI Group”) operates subsidiaries primarily engaged in the property and casualty insurance business. Over the years, HCI Group has broadened and diversified its business portfolio through acquisitions to include information technologies and investment real estate. HCI Group’s principal operating subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. (“HCPCI”), was incorporated and began operations in 2007. HCPCI currently provides property and casualty insurance to homeowners, condominium owners, and tenants residing in Florida. HCPCI’s operations are supported by certain of HCI’s wholly owned subsidiaries as well as HCI Group: Homeowners Choice Managers, Inc. acts as managing general agent and provides marketing, underwriting, claims settlement, accounting, and financial services to HCPCI; Southern Administration, Inc. provides policy administration services to HCPCI. HCPCI began operations by participating in a “take-out program” through which it assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state’s risk exposure by encouraging private companies to assume policies from Citizens. HCPCI has assumed policies in a series of separate transactions, which took place from 2007 through 2015. Substantially all HCI Group’s premium revenue since inception has come from the policies acquired in these assumption transactions and subsequent renewals. HCPCI began writing flood coverage in January 2014 in response to the demand for an alternative to the Federal National Flood Insurance Program for Florida homeowners. Through the assumption transactions, HCI Group has increased its geographic diversification within the state of Florida and currently has approximately 160,000 policies in force. HCI Group is not currently rated by A.M. Best. As of December 31, 2015, HCI Group had total assets of $637.0 million, total policy reserves of $239.0 million, total equity of $237.7 million, LTM total revenue of $286.0 million, and LTM net income of $65.9 million.

Kingstone Companies, Inc. (NASDAQ: KINS) – Kingston, New York

Kingstone Companies, Inc. (“Kingstone”) offers property and casualty insurance products to small businesses and individuals in the state of New York through its wholly owned subsidiary, Kingstone Insurance Company (“KICO”). KICO is a licensed property and casualty insurance company in New York, New Jersey, Connecticut, Pennsylvania, and Texas; however, KICO writes substantially all of its business in New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone’s largest line of business is personal lines, consisting of homeowners, dwelling fire, 3-4 family dwelling package, condominium, renters, equipment breakdown and service line endorsements, and personal umbrella policies.

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Commercial liability is another product line through the offering of business owners policies that consist primarily of small business retail risks without a residential exposure. Kingstone also writes artisan’s liability policies for small independent contractors with seven or fewer employees. In addition, it writes special multi-peril policies for larger and more specialized business owners’ risks, including those with limited residential exposures. Commercial automobile represents a third product line as Kingstone provides physical damage and liability coverage for light vehicles owned by small contractors and artisans. A fourth line of business is livery physical damage. Kingstone writes for-hire vehicle physical damage only policies for livery and car service vehicles and taxicabs. These policies insure only the physical damage portion of insurance for such vehicles, with no liability coverage included. Personal lines, commercial liability, livery physical damage, and commercial automobile policies accounted for 76.0%, 13.2%, 9.9%, and 0.6% of gross written premiums for the year ended December 31, 2015. Kingstone complete an underwritten public offering of common stock in December 2013. Kingstone’s current financial strength rating from A.M. Best is B++ (Good) with a stable outlook. As of December 31 2015, Kingstone had total assets of $149.1 million, total policy reserves of $90.0 million, total equity of $45.3 million, LTM total revenue of $64.2 million, and LTM net income of $7.0 million.

National Security Group, Inc. (NASDAQ: NSEC) – Elba, Alabama

National Security Group, Inc. (“National Security”) is an insurance holding company that, through its property and casualty subsidiaries, primarily writes personal lines coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance in ten states. Through its life insurance subsidiary, National Security offers a basic line of life and health and accident insurance products in six states. Property and casualty insurance is the most significant segment accounting for approximately 90% of total premium revenues in 2015 and is conducted through National Security Fire & Casualty Company (“NSFC”) and Omega One Insurance Company (“Omega”). NSFC is licensed to write insurance in the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Oklahoma, South Carolina, Tennessee and West Virginia. Omega is licensed to write insurance in Alabama and Louisiana. Another subsidiary, National Security Insurance Company (“NSIC”), conducts the life insurance business. Dwelling fire and homeowners, collectively referred to as the dwelling property line of business, is the largest segment of property and casualty operations composing approximately 97% of total property and casualty premium revenue. National Security focuses on providing niche insurance products within the markets it serves. National Security ranks in the top twenty dwelling property insurance carriers in its two largest states, Alabama and Mississippi. However, due to the large concentration of business among the top five carriers, its total combined market share in these two states is less than 2%. NSFC and Omega products are marketed through a network of independent agents and brokers, who are independent contractors and generally maintain relationships with one or more competing insurance companies. For the year ended December 31, 2015, National Security’s direct written premium distribution was as follows: Alabama (28.5%), Mississippi (18.0%), Georgia (11.9%), Louisiana (11.9%), South Carolina (10.6%), Oklahoma (9.4%), Tennessee (5.6%), and Arkansas (4.1%). NSFC currently carries an A.M. Best group financial strength rating of B++ (Good), while Omega and NSIC carry financial strength ratings of B+ (Good), all with stable outlooks. As of December 31, 2015, National Security had total assets of $148.1 million, total policy reserves of $77.0 million, total equity of $44.9 million, LTM total revenue of $64.1 million, and LTM net income of $4.7 million.

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Unico American Corporation (NASDAQ: UNAM) – Calabasas, California

Unico American Corporation (“Unico American”) is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and provides insurance premium financing and membership association services through its other subsidiaries. The insurance company operation is conducted through Crusader Insurance Company (“Crusader”), which is a multiple line P&C insurance company that began transacting business on January 1, 1985. Since 2004, all Crusader business has been written in the state of California until June 2014 when Crusader also began writing business in the state of Arizona. During the year ended December 31, 2015, approximately 98% of Crusader’s business was commercial multiple peril policies. Commercial multiple peril policies provide a combination of property and liability coverage for businesses. Commercial property coverage insures against loss or damage to buildings, inventory and equipment from natural disasters, including hurricanes, windstorms, hail, water, explosions, severe winter weather, and other events such as theft and vandalism, fires, storms, and financial loss due to business interruption resulting from covered property damage. However, Crusader does not write earthquake coverage. In addition to commercial multiple peril policies, Crusader also writes separate policies to insure commercial property and commercial liability risks on a mono-line basis. Crusader is domiciled in California and is licensed as an admitted insurance carrier in the states of Arizona, California, Nevada, Oregon, and Washington. For the year ended December 31, 2015, 99.5% and 0.5% of direct written premium was produced in California and Arizona, respectively. Unico American sells its insurance policies through Unifax Insurance Systems, Inc., Crusader’s sister corporation and exclusive general agent. All policies are produced by a network of independent brokers and retail agents. Although Crusader plans to continually introduce new products, it did not introduce new products during 2015; instead, in 2015 Crusader implemented product changes such as revised rates, eligibility guidelines, rules and coverage forms. In October 2015, A.M. Best affirmed the financial strength rating of A- (Excellent) for Crusader with a stable outlook. As of December 31, 2015, Unico American had total assets of $140.2 million, total policy reserves of $67.2 million, total equity of $70.3 million, LTM total revenue of $33.3 million, and LTM net loss of -$1.2 million.

United Insurance Holdings Corp. (NASDAQ: UIHC) – St. Petersburg, Florida

United Insurance Holdings Corp. (“United Insurance”) serves as the holding company for United Property & Casualty Insurance Company and its affiliated companies (referred to collectively as “UPC Insurance”). UPC Insurance is primarily engaged in the homeowners property and casualty insurance business in the United States. It currently writes in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina, and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire, New York, and Virginia. United Insurance’s target market currently consists of areas where the perceived threat of natural catastrophe has caused large

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national insurance carriers to reduce their concentration of policies. In such areas, United Insurance believes an opportunity exists for UPC Insurance to write profitable business. United Insurance manages its risk of catastrophic loss primarily through sophisticated pricing algorithms, avoidance of policy concentration, and the use of a comprehensive catastrophe reinsurance program. UPC Insurance has been operating continuously in Florida since 1999, and has managed its business through various hurricanes, tropical storms, and other weather related events. Homeowners policies and related coverage account for the vast majority of the business that United Insurance writes, but it is diversifying by product as well as geography. In 2015, personal property policies (standard homeowners, dwelling fire, renters and condominium owners policies) accounted for 95% of United Insurance’s total written premium. In addition to these policies, United Insurance writes flood policies, which accounted for 3%, and commercial residential policies, which accounted for the remaining 2% of its 2015 written premium. United Insurance currently markets its policies to a broad range of prospective policyholders through over 7,000 independent agencies. In September 2015, United Insurance entered into a stock purchase agreement to acquire Mineola, New York-based Interboro Insurance Company, a New York domiciled property and casualty insurer licensed in New York, South Carolina, Alabama, Louisiana, and Washington, D.C. The transaction is currently expected to close in April 2016. Based on direct written premium for the year ended December 31, 2015, United Insurance’s geographic distribution includes Florida (57.3%), Texas (10.0%), Massachusetts (7.1%), South Carolina (7.4%), Louisiana (6.7%), North Carolina (5.3%), and Rhode Island (4.2%). United Insurance is not currently rated by A.M. Best. As of December 31, 2015, United Insurance had total assets of $740.0 million, total policy reserves of $381.4 million, total equity of $239.2 million, LTM total revenue of $357.6 million, and LTM net income of $27.4 million.

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Recent Financial Comparisons

Table 7 summarizes certain financial comparisons between Illinois Casualty and the Comparative Group. Financial data for the Company, the Comparative Group, and the Public P&C Insurance Group are based on GAAP data for the LTM ended December 31, 2015. The Public P&C Insurance Group includes all of the companies presented in Exhibit IV.

The Company’s total assets of $123.4 million measured below the Comparative Group median and mean of $637.6 million and $708.5 million, respectively. Overall, the Comparative Group includes five companies with assets under $500 million, three companies with assets between $500 million and $1 billion, and four companies with assets between $1.0 billion and $1.6 billion. The median asset size of the Public P&C Insurance Group was $3.3 billion. There were only five companies within the Public P&C Insurance Group with total assets less than $150 million and two such companies with an asset size below the Company’s asset size.

The P&C insurance industry is highly competitive in the areas of price, coverage, and service, and includes insurers ranging from large companies offering a wide variety of products worldwide to smaller, specialized companies in a single state or region offering only a single product. Smaller companies may find themselves competing with many companies of substantially greater financial resources, more advanced technology, larger business volumes, more diversified insurance coverage, broader product ranges, and higher ratings. Competition centers not only on the marketing of products, but also on the recruitment and retention of qualified agents and producers. Large national insurers may have certain competitive advantages over smaller companies, including increased name recognition, increased loyalty of their customer base, greater efficiencies and economies of scale, and reduced policy acquisition costs.

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Illinois Casualty’s ratio of total policy reserves to total equity on a GAAP basis measured 2.02x, evidencing its comparatively lower capital position and expanded utilization of underwriting leverage. The Comparative Group median and mean ratios of policy reserves to equity were 1.74x and 1.72x, respectively. Among the Comparative Group, only four companies had ratios of policy reserves to equity approximating or exceeding 2.0x. Correspondingly, these four companies also exhibited lower equity capital ratios. Illinois Casualty’s GAAP equity capital ratio at 24.5% of total assets trailed the Comparative Group median of 31.9% and the Public P&C Insurance Group median of 30.1%. Among the Comparative Group, only Hallmark Financial with an equity capital ratio measuring 24.3% of total assets had a GAAP equity capital ratio below Illinois Casualty’s corresponding ratio of 24.5%.

The Company’s ratio of investments and cash to total assets was 61.8% as of December 31, 2015, and was positioned below the Comparative Group median ratio of 68.1% and mean ratio of 69.8%. Illinois Casualty’s lower concentration of invested assets reflects comparatively higher levels of receivables in the form of reinsurance receivables and premium receivables. In addition, the buildup of the Company’s investment concentration level has been restrained by sluggish operating results in prior historical periods.

The Company’s total assets decreased marginally by 0.04% over the LTM period ended December 31, 2015, whereas the Comparative Group reflected median and mean asset growth rates of 8.1% and 13.0%, respectively, for the corresponding period. Most members of the Comparative Group experienced moderate asset growth over the past year, while a few reported significant asset increases due to substantial increases in total revenue and net income (Atlas Financial, Federated National, and United Insurance).

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Table 7

Comparative Financial Condition Data

Illinois Casualty Company and the Comparative Group

As of or for the Last Twelve Months Ended December 31, 2015

	Total Assets ($mil.)	Total Policy Resrvs. ($mil.)	Total Equity ($mil.)	LTM Asset Growth (%)	Policy Resrvs./ Equity (x)	Invest. &Cash/ Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)

Illinois Casualty Company	123.4	61.1	30.2	(0.04)	2.02	61.81	24.45	24.45

Comparative Group Median	637.6	295.1	238.5	8.09	1.74	68.06	31.91	31.16
Comparative Group Mean	708.5	399.0	225.9	12.97	1.72	69.79	33.20	31.94

Public P&C Insurance Group Median	3,292.2	1,979.3	851.2	2.48	1.88	70.84	30.05	27.36
Public P&C Insurance Group Mean	35,040.2	15,826.7	10,377.2	6.02	2.30	69.06	30.14	28.37

Comparative Group
Atlas Financial Holdings, Inc.	411.6	235.2	129.6	44.97	1.81	56.69	31.49	30.20
Baldwin & Lyons, Inc.	1,085.8	538.9	394.5	(5.11)	1.37	67.59	36.33	36.15
Donegal Group Inc.	1,537.8	1,007.7	408.4	5.43	2.47	60.41	26.56	26.24
EMC Insurance Group Inc.	1,536.0	926.9	524.9	2.55	1.77	92.19	34.18	34.14
Federated National Holding Company	638.3	351.3	250.8	26.74	1.40	68.52	39.29	39.29
First Acceptance Corporation	402.1	205.5	103.7	22.43	1.98	64.46	25.78	18.05
Hallmark Financial Services, Inc.	1,076.6	667.3	262.0	9.76	2.55	65.19	24.34	19.90
HCI Group Inc.	637.0	239.0	237.7	6.42	1.01	78.60	37.32	37.32
Kingstone Companies, Inc.	149.1	90.0	45.3	10.47	1.99	60.62	30.36	29.53
National Security Group, Inc.	148.1	77.0	44.9	2.23	1.72	80.57	30.31	30.31
Unico American Corporation	140.2	67.2	70.3	3.05	0.95	70.01	50.18	50.18
United Insurance Holdings Corp.	740.0	381.4	239.2	26.68	1.59	72.63	32.32	32.01

Source: Illinois Casualty Company; SNL Financial; Feldman Financial.

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As shown in Table 8, the Company’s ROA for the LTM ended December 31, 2015 was 1.75% and underperformed the Comparative Group median and mean ROA results of 3.24% and 3.34%, respectively. The Public P&C Insurance Group reported median and mean LTM ROA results of 2.33% and 2.27%, respectively. Illinois Casualty’s ROE for the recent LTM period was 7.28% and lagged the Comparative Group median and mean ROE results of 10.15% and 10.37%, respectively. Illinois Casualty’s comparative disadvantage in profitability versus the Comparative Group reflected its trend of less favorable underwriting results.

Ten out of twelve Comparative Group companies reported positive earnings, led by HCI Group, Federated National, and Kingstone Companies with ROA results of 9.89%, 6.85%, and 4.91%, respectively, and ROE results of 30.24%, 17.65%, and 16.39%, respectively. The lower performers in the Comparative Group with negative earnings results were First Acceptance and Unico American. Companies profitable in 2015 with ROA results below 2.50% and ROE results below 8.50% included Baldwin & Lyons, Donegal Group, and Hallmark Financial.

Illinois Casualty’s lower profitability relative to the Comparative Group reflected its higher combined ratio. The Company’s combined ratio of 96.1% for the LTM ended December 31, 2015 compared unfavorably to the Comparative Group median and mean combined ratios of 91.2% and 89.2%, respectively. Illinois Casualty’s higher combined ratio versus that of the Comparative Group was attributable primarily to its higher expense ratio. Illinois Casualty’s loss ratio measured 59.2% for the LTM ended December 31, 2015 and was comparable to the Comparative Group median and mean loss ratios of 59.2% and 58.4%, respectively and slightly better than the P&C Insurance Group median and mean loss ratios of 60.8% and 60.5%, respectively. However, Illinois Casualty’s expense ratio was 36.9% for the LTM ended December 31, 2015 and higher than the Comparative Group median and mean expense ratios of

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32.3% and 30.9%, respectively, and the P&C Insurance Group median and mean expense ratios of 31.9% and 31.6%, respectively. Among the Comparative Group members, only United Insurance (39.5%) and Federated National (38.2%) reported expense ratios higher than Illinois Casualty’s expense ratio of 36.9%. Further evidencing its lower level of profitability, the Company’s ratio of LTM pre-tax income to total revenue was 7.21% versus the comparative group median and mean ratios of 11.60% and 12.12%, respectively, and the P&C Insurance Group median and mean ratios of 10.94% and 11.40%, respectively.

The Company’s ratio of net premiums written to average equity measured 1.36x for the LTM ended December 31, 2015 and was comparable to the Comparative Group median and mean ratios of 1.37x and 1.31x, respectively, and exceeded the Public P&C Insurance Group median and mean ratios of 1.14x and 1.15x, respectively. In recent years, the Company’s rate of net premium growth has exceeded the rate of capital accumulation. Increasing the Company’s capital to support future premium growth on its existing platform is an important strategic goal of Illinois Casualty as it seeks to capitalize on expansion opportunities within its traditional niche market.

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Table 8

Comparative Operating Performance Data

Illinois Casualty Company and the Comparative Group

For the Last Twelve Months Ended December 31, 2015

	Total Revenue ($mil.)	LTM Net Prem. Written/ Avg.Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM Pre- tax Inc./ Total Revenue (%)	LTM ROA (%)	LTM ROE (%)

Illinois Casualty Company	41.8	1.36	59.2	36.9	96.1	7.21	1.75	7.28

Comparative Group Median	283.1	1.37	59.2	32.3	91.2	11.60	3.24	10.15
Comparative Group Mean	288.0	1.31	58.4	30.9	89.2	12.12	3.34	10.37

Public P&C Insurance Group Median	920.2	1.14	60.8	31.9	94.0	10.94	2.33	9.72
Public P&C Insurance Group Mean	9,247.1	1.15	60.5	31.6	92.6	11.40	2.27	9.32

Comparative Group
Atlas Financial Holdings, Inc.	156.9	1.39	59.2	27.8	87.0	14.06	3.84	11.86
Baldwin & Lyons, Inc.	280.3	0.64	59.2	32.2	91.4	12.11	2.09	5.83
Donegal Group Inc.	636.4	1.47	65.8	33.2	99.0	4.34	1.39	4.89
EMC Insurance Group Inc.	623.7	1.12	65.0	31.3	96.3	11.49	3.29	9.66
Federated National Holding Company	249.9	0.98	49.7	38.2	87.9	26.09	6.85	17.65
First Acceptance Corporation	331.9	2.67	82.0	17.8	99.8	(0.77)	(0.51)	(1.82)
Hallmark Financial Services, Inc.	372.4	1.37	65.9	28.0	93.9	8.56	2.11	8.39
HCI Group Inc.	286.0	1.17	30.9	32.8	63.6	37.14	9.89	30.24
Kingstone Companies, Inc.	64.2	1.42	47.7	32.3	80.0	16.06	4.91	16.39
National Security Group, Inc.	64.1	1.37	55.4	35.6	91.0	9.91	3.19	10.64
Unico American Corporation	33.3	0.44	65.0	22.0	87.0	(5.22)	(0.86)	(1.66)
United Insurance Holdings Corp.	357.6	1.74	54.5	39.5	94.0	11.71	3.86	12.35

Source: Illinois Casualty Company; SNL Financial; Feldman Financial.

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IV. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain adjustments to Illinois Casualty’s estimated pro forma market value relative to the Comparative Group. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include policyholders and other eligible individuals with subscription rights and unrelated investors who might purchase stock in a community offering or syndicated community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded insurance companies and relative to alternative investments.

Our Appraisal is predicated on a continuation of the current operating environment for Illinois Casualty and insurance companies in general. Changes in the Company’s operating performance along with changes in the regional and national economies, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or the trading market values of insurance company stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in prior chapters, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Management

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(3)	Liquidity of the Issue

(4)	Dividend Policy

(5)	Subscription Interest

(6)	Stock Market Conditions

(7)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the ability to grow revenue and control expenses and the effectiveness of managing the combined ratio (ratio of loss and operating expenses to net premiums earned). Illinois Casualty’s revenue is generated primarily from net premiums earned, net investment income, and net realized investments gains or losses. The Company’s expenses mainly comprise losses and settlement expenses, policy acquisition costs, and other general corporate expenses. The Company’s revenue growth is affected by various factors, including competitive pricing, agency relationships, product strategy, business development, customer service and client retention, reinsurance arrangements, and investment performance. The Company’s operating efficiency affects the degree to which it can profitably leverage its distribution system and cost infrastructure. Many of the earnings challenges faced by the Company are systemic to smaller insurers that lack economies of scale, diverse distribution channels, significant geographic diversity, or enhanced technological resources.

While Illinois Casualty has experienced steady premium growth over recent years, its path to consistent profitability has reflected more sluggish trends and variability. The uncertainties surrounding the ultimate success of the Company’s recent and future strategic initiatives to increase revenue, expand its market penetration into additional states, and improve profitability in its narrow market niche place the Company at a disadvantage with regard to the Comparative Group, which overall is reporting substantially higher levels of earnings. We therefore believe that, given the Company’s recent earnings trends and the restrained ability to generate substantial improvements in its profitability over the near term, a downward adjustment is warranted for the Company’s earnings prospects with respect to the Comparative Group.

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Management

Management’s principal challenges are to implement strategic objectives, generate revenue growth, control operating costs, and monitor asset quality and underwriting risks while Illinois Casualty competes in the highly competitive P&C insurance industry. The challenges facing the Company in attempting to sustain improvements in profitability and enhance its competitiveness are paramount because of the inherent competitive disadvantages faced by smaller insurers in general.

We believe that investors will take into account that Illinois Casualty is professionally managed by a team of experienced insurance executives that has focused on the Company’s traditional market niche and emphasized its historical operating strengths in attempting to grow revenues and improve profitability. We also note that investors will likely rely upon top-line premium growth, bottom-line earnings results, and the ongoing progress of strategic capital deployment as the means of evaluating the future performance of management. Based on these considerations, we believe no adjustment is warranted based on management.

Liquidity of the Issue

All twelve members of the Comparative Group are traded on major stock exchanges. Ten companies are listed on the NASDAQ Stock Market and two companies (First Acceptance Corporation and HCI Group) are traded on the New York Stock Exchange. As of April 29, 2016, the market capitalizations of the Comparative Group reflected a median of $243.9 million and ranged from $39.7 million for National Security Group to $554.2 million for EMC Insurance Group. In contrast, the median market capitalization for the Public P&C Insurance Group was higher at approximately $1.1 billion as of April 29, 2016.

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The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time and the existence of market makers to facilitate stock trade transactions. ICC Holdings intends to apply for listing of its common stock on the NASDAQ Capital Market (formerly the NASDAQ SmallCap Market), subject to the completion of the Offering. Given the estimated range of the Company’s pro forma market value and the presence of other small insurance companies in the Comparative Group that are publicly traded and also operate in the P&C insurance sector, we believe that it is reasonable to believe that an established market for the Company’s stock might develop, assuming that it continually met listing requirements. However, simultaneously, we also recognize that companies with lower levels of market capitalization also tend to experience restrained trading volumes and frequent price volatility due to limited shares outstanding and other factors. In addition, the purchase of large blocks of stock in the Offering by identified standby investors may further impact the stock float (shares actually available for trading). Therefore, we believe that at the present time a downward adjustment is necessary for lack of liquidity to address these collective factors.

Dividend Policy

Following the Offering, the payment of dividends on the common stock of ICC Holdings will be subject to determination and declaration of its Board of Directors. The dividend policy will depend upon the financial condition, operating results, and future prospects of ICC Holdings. At the present time, ICC Holdings does not have any plans to pay dividends to its shareholders. There is no assurance that dividends will be paid in the future by ICC Holdings, or

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if and when paid, that they will be paid continuously. The regulatory restrictions under Illinois law that will affect the payment of dividends by Illinois Casualty to ICC Holdings will also be considered by the Board of Directors.

Payment of cash dividends is commonplace among publicly traded insurance companies with solid capital levels. Of the twelve members of the Comparative Group, eight (or approximately 67%) currently pay regular cash dividends. Of the 48 companies in the Public P&C Insurance Group, 37 (or approximately 77%) currently pay regular cash dividends. The median and mean dividend yield of the Comparative Group was 1.24% and 1.75%, respectively, as of April 29, 2016. The median and mean dividend yield of the Public P&C Insurance Group was 1.88% and 1.84%, respectively, as of April 29, 2016.

Although ICC Holdings will experience an increased capital base following the Offering and exhibit improved dividend-paying capacity, we believe that investors will take note of the lack of an affirmative indication to pay dividends initially. Additionally, the uneven earnings history of the Company combined with the prospects for sustaining competitive profitability and executing capital-intensive expansion plans may impact its decision to commence payment of dividends. Therefore, we have concluded that a slight downward adjustment is warranted for purposes of dividend policy.

Subscription Interest

While mutual-to-stock conversions are commonplace in the savings institution industry, such conversions and demutualizations are less common in the insurance industry. In recent years, IPOs of savings institution stocks have attracted a great deal of investor interest and this speculative fervor continued through 2014 and 2015. In contrast, over the past decade, there have been only a handful of insurance company demutualization transactions utilizing a subscription rights offering (including stand-alone offerings or sponsor-affiliation transactions).

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In connection with the Conversion, preferential subscription rights to purchase shares of common stock of ICC Holdings will be offered to policyholders of Illinois Casualty, the ESOP, and the Company’s directors, officers, and employees. At the present time, we are not aware of any particular marketing factors or transaction circumstances that would suggest either an overwhelming or suppressed level of interest in purchasing shares by eligible subscribers in the Offering. The participation of certain standby investors as stock purchasers in the Offering may help contribute to its successful closing. However, absent actual results from the subscription phase of the Offering, we do not believe that any adjustment is necessary at this juncture.

Stock Market Conditions

Table 9 summarizes the recent performance of various insurance stock indexes along with broader market indexes. The SNL Insurance Index of all public insurance companies increased 2.5% over the past year through April 29, 2016. The SNL Insurance Index outperformed the broader markets indexes as reflected by the Dow Jones Industrials Average (“DJIA”) decreasing 1.5% and the S&P 500 Stock Index declining 2.0%.

Over the past three years ended April 29, 2016, the SNL Insurance Index was up 46.0%, while the DJIA increased 19.9% and the S&P 500 advanced 29.6%. Compared to other segments of the financials sector, insurance stock valuations were slower to rebound early in the current bull cycle and experienced more momentum over the past two to three years. Large and mid-tier market capitalization insurance stocks generally outperformed the small and micro capitalization insurance stocks over both the one-year and three-year time periods.

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Table 9

Selected Stock Market Index Performance

For the Period Ended April 29, 2016

		Percent Change (%)
	Index	Year-	One	Three
	Value	to-Date	Year	Years
SNL Insurance Indexes
SNL U.S. Insurance	744.61	2.03	2.49	45.95
SNL U.S. Insurance Underwriter	732.57	1.42	2.28	45.58
SNL U.S. Insurance Broker	1,203.78	9.48	3.94	49.20
S&P 500 Insurance	307.10	(0.20)	1.45	31.40
NASDAQ Insurance	7,308.47	1.17	8.60	29.47
S&P 500 Insurance Brokers	502.87	10.07	5.58	66.17
S&P 500 Multiline Insurance	102.63	(5.98)	(0.95)	28.92

SNL Sector Indexes
SNL U.S. Insurance Property & Casualty	724.36	1.71	5.08	30.44
SNL U.S. Insurance Multiline	155.01	(2.53)	(5.87)	38.00
SNL U.S. Insurance Life & Health	743.05	(1.99)	(7.78)	29.24
SNL U.S. Reinsurance	944.61	(3.65)	0.36	24.88
SNL U.S. Managed Care	2,038.53	4.57	8.00	110.96
SNL U.S. Title Insurer	1,339.97	(5.64)	(9.91)	34.63
SNL U.S. Mortgage & Financial Guaranty	62.08	(3.34)	(20.29)	3.13
S&P 500 Property & Casualty	411.60	0.89	10.84	40.64
S&P 500 Life & Health	300.53	(2.12)	(8.33)	23.09

SNL Asset Size Indexes
SNL U.S. Insurance < $250M	768.78	8.47	16.58	5.66
SNL U.S. Insurance $250M-$500M	570.78	(17.40)	(23.85)	11.22
SNL U.S. Insurance $500M-$1B	640.62	(18.53)	(13.28)	35.36
SNL U.S. Insurance $1B-$2.5B	1,501.34	0.09	(0.45)	23.17
SNL U.S. Insurance $2.5B-$10B	912.42	(3.34)	(2.55)	34.05
SNL U.S. Insurance > $10B	696.59	1.73	2.62	46.57
SNL U.S. Insurance > $1B	761.86	1.48	2.34	45.62
SNL U.S. Insurance < $1B	838.01	(12.27)	(9.52)	41.61

SNL Market Cap Indexes
SNL Micro Cap U.S. Insurance	311.40	(1.06)	(3.42)	30.68
SNL Small Cap U.S. Insurance	693.77	(3.74)	(9.07)	9.26
SNL Mid Cap U.S. Insurance	557.53	(2.00)	(0.53)	42.45
SNL Large Cap U.S. Insurance	680.14	2.82	2.83	49.28

Broad Market Indexes
Dow Jones Industrials Average	17,773.64	2.00	(1.45)	19.94
S&P 500	2,065.30	1.05	(1.97)	29.60
S&P Mid-Cap	1,461.65	4.51	(3.75)	27.12
S&P Small-Cap	694.56	3.40	(3.09)	31.82
S&P 500 Financials	313.64	(2.51)	(4.27)	24.85
NASDAQ	4,775.36	(4.63)	(4.94)	44.40
NASDAQ Financials	3,232.40	(0.28)	0.56	28.85

Source: MSCI; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Although stumbling through early 2016, financial stocks have performed well in the economic recovery over the past five years and insurance stocks have participated fully in this sustained market rally. Increased merger and acquisition activity among insurance companies has provided additional support for improved market valuations. Strengthening fundamentals in the insurance industry have included fortified capital positions, improved product pricing, and increased demand for products as consumers and businesses accumulate additional cash flow in the rebounding economy. Insurance industry earnings have been challenged by the low interest rate environment, which has restrained the growth of investment income. Additionally, pricing on policies has been decelerating, particularly for commercial lines of insurance. The expansion of regulatory reform from the banking industry to other financial services industries, such as insurance companies, asset managers and investment advisors, has led to increased costs for compliance, controls, and regulatory systems. Through the early months of 2016, momentum in the financials sector, including insurance equities, and the overall market stalled due to overhanging concerns related to weak global demand, lackluster growth in the U.S. gross domestic product, and the energy slump weighing down corporate profits.

While P&C insurers historically have been very volatile due to cyclical market conditions and catastrophic losses, the stock performance of these issues has evidenced lesser volatility. The industry’s improved capital position provides a solid buffer against catastrophic losses. The valuation support for many P&C companies will focus on incremental additions to book value from stable earnings and capital deployment strategies such as leverage, mergers, dividend payments, and share repurchases to provide price momentum going forward. Viewing the broader trends, the overall health of the industry, which endured significant pricing pressure and reduced exposure since the latest recession, has recently improved with the stepped-up macro

FELDMAN FINANCIAL ADVISORS, INC.

economy. While encountering short-term resistance to premium rate increases, the industry may be poised to experience margin expansion. Although a more competitive pricing environment is expected to impact insurers’ ability to raise premium rates, the overall operating climate is projected to remain stable and therefore we believe no specific adjustment is necessary for stock market conditions.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing companies converting from mutual to stock form. The magnitude of the new issue discount typically narrows during periods of declining stock prices and expands during stronger market conditions as existing trading companies appreciate in value. The necessity to build a new issue discount into the stock price of a converting insurance company continues to prevail in recognition of the uncertainty among investors as a result of the lack of a seasoned trading history for the converting company, its operation in an intensely competitive industry, underlying concerns regarding the interest rate outlook and economic recovery trends, recent volatility in the stock market, and the ever-changing landscape of competitors and product marketing in the insurance marketplace.

Because a mutual-to-stock conversion transaction results in an infusion of additional capital, the new issue discount is most often reflected in the form of relative discounts to the pro forma price-to-book value ratio. The pro forma equity of the converting company includes the existing equity plus the net proceeds from the mutual-to-stock conversion. Pricing a new conversion offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations resulting in

FELDMAN FINANCIAL ADVISORS, INC.

unsustainable price-to-earnings ratios and very marginal returns on equity. Given Illinois Casualty’s existing capitalization, it will be confronted with the challenges of managing and deploying the excess capital to generate competitive returns on equity.

Recent experiences of insurance mutual-to-stock demutualizations confirm the applicability of the new issue discount. ARI Mutual Insurance Company (Newtown, Pennsylvania) completed a sponsored conversion transaction in January 2016; its pro forma midpoint valuation was $28.0 million with a pro forma price-to-book ratio of 54.3%. Mutual Insurers Holding Company (Chicago, Illinois) completed a sponsored conversion transaction n December 2012; its pro forma midpoint valuation was $57.0 million with a pro forma price-to-book ratio of 55.7%. Penn Millers Holding Corporation (Wilkes-Barre, Pennsylvania) completed a stand-alone conversion transaction in August 2009; its pro forma midpoint valuation was $53.0 million with a pro forma price-to-book ratio of 55.0%. Eastern Insurance Holdings, Inc. (Lancaster, Pennsylvania) completed a stand-alone conversion transaction in March 2006; its pro forma midpoint valuation was $65.0 million with a pro forma price-to-book ratio of 52.0%. Based on the collective factors discussed above, we therefore believe that a new issue discount is reasonable and necessary in the determination of the Company’s pro forma market value.

Adjustments Conclusion

The Company’s pro forma market value should be discounted relative to the Comparative Group because of earnings prospects, liquidity of the issue, dividend policy, and the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. On the whole, we conclude that the Company’s pro forma market value should be discounted relative to the Comparative Group. It is the role of the

FELDMAN FINANCIAL ADVISORS, INC.

appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums. We have concluded that a discount of approximately 40% to 50% based on the price-to-book valuation metric is reasonable and appropriate for determining the Company’s pro forma Valuation Range value relative to the Comparative Group’s trading ratios.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative market valuation approach and considered the following pricing ratios: price-to-book value per share (“P/B”) and price-to-earnings per share (“P/E”). Table 10 displays the trading market price valuation ratios of the Comparative Group as of April 29, 2016. Exhibit V displays the pro forma assumptions and calculations utilized in analyzing the Company’s pro forma valuation ratios on a fully converted basis. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparative Group’s market valuation data.

Investors continue to make decisions to buy or sell P&C insurance company stocks based upon consideration of P/B and P/E comparisons. The P/E ratio is an important valuation ratio in the current insurance stock environment as operating profits have returned to more normalized levels. The P/B ratio remains an important valuation metric because due to applicable regulation, insurers’ ability to write premiums is directly related to their surplus, which is a regulatory proxy for equity capital. Also, insurers are required by regulators to maintain minimum equity capital at levels commensurate with the scope and riskiness of their activities. These regulatory effects make book equity a relatively useful measure of the scale of operations and the price-to-book ratio is a means of reflecting qualitative evaluations regarding such factors as solvency risk, potential growth, pricing capacity, expected returns on equity, and efficient capital utilization.

FELDMAN FINANCIAL ADVISORS, INC.

As of April 29, 2016, the median P/B ratio for the Comparative Group was 101.3% and the mean was 110.7%. In consideration of the foregoing analysis along with the additional adjustments discussed in this chapter, we have determined a pro forma midpoint P/B ratio of 55.9% for the Company, which reflects an aggregate midpoint value of $32.0 million based on the assumptions summarized in Exhibit V. Applying a range of value of 15% above and below the midpoint, the resulting minimum of the Valuation Range at $27.2 million reflects a P/B ratio of 51.3% and the resulting maximum of $36.8 million reflects a P/B ratio of 59.9%.

The Company’s pro forma P/B valuation ratios reflect discounts to the Comparative Group’s median P/B ratio of 101.3%, with the magnitude of discount measuring 40.9% at Illinois Casualty’s maximum valuation, 44.8% at the midpoint valuation, and 49.4% at the minimum valuation. In our opinion, this range of discounts for the P/B valuation metric is appropriate to reflect the differences in operating fundamentals discussed in Chapter III and the aforementioned adjustments specified for earnings prospects, liquidity of the issue, dividend policy, and the new issue discount. In addition, we also took into consideration the low returns on equity that would be anticipated in the near term by the Company on a pro forma basis as its capital levels reach higher levels after the Offering ranging from a 36.2% pro forma equity-to-assets ratio at the minimum valuation to 38.0% at the midpoint valuation and 39.7% at the maximum valuation. The Company’s pro forma equity-to-assets ratios would surpass the Comparative Group’s corresponding median of 31.9% and the Public P&C Insurance Group median of 30.1%.

Based on the Valuation Range as indicated above, the Company’s pro forma P/E ratios based on LTM earnings reflected values of 10.7x at the minimum, 12.4x at the midpoint, and

FELDMAN FINANCIAL ADVISORS, INC.

14.1x at the maximum. As shown in Exhibit V-2, pro forma earnings include historical earnings plus the estimated return on net proceeds from the Offering and the after-tax expense effect of the ESOP. The Company’s pro forma P/E ratios are positioned above the Comparative Group median and mean ratios of 10.4x and 11.0x, respectively. The Company’s pro forma P/E ratios are skewed upward by the Company’s lower earnings levels. The Company’s pro forma P/E ratios reflect premiums of 2.9%, 19.2%, and 35.6% at the minimum, midpoint, and maximum, respectively, to the Comparative Group median of 10.4x. Other non-equity and non-earnings related market valuation ratios reflect discounts accorded to the Company on a pro forma basis relative to the Comparative Group. The Company’s pro forma price-to-total assets and price-to-total revenue ratios reflect discounts to the corresponding Comparative Group ratios.

Valuation Conclusion

It is our opinion that, as of April 29, 2016, the aggregate estimated pro forma market value of Illinois Casualty was $32,000,000 with a resulting Valuation Range of $27,200,000 to $36,800,000. The Valuation Range was based upon a 15% decrease from the midpoint of $32,000,000 to determine the minimum and a 15% increase to establish the maximum. Exhibits V-1 and V-2 display the assumptions and calculations utilized in determining the Company’s estimated pro forma market value. Exhibit V-3 presents the pro forma calculations based on the sale of 100% of the aggregate outstanding common stock in the Offering.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Comparative Market Valuation Analysis

Illinois Casualty Company and the Comparative Group

Market Price Data as of April 29, 2016

Company	Closing Stock Price ($)	Total Assets ($mil.)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ Total Rev. (x)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Current Div. Yield (%)

Illinois Casualty Company (1)
Pro Forma Minimum	10.00	146.2	27.2	51.3	51.3	10.7	10.9	0.64	18.61	36.24	0.00
Pro Forma Midpoint	10.00	150.4	32.0	55.9	55.9	12.4	12.7	0.76	21.28	38.03	0.00
Pro Forma Maximum	10.00	154.6	36.8	59.9	59.9	14.1	14.4	0.87	23.80	39.72	0.00

Comparative Group Median	NA	637.6	243.9	101.3	106.4	10.4	11.3	1.04	39.34	31.91	1.24
Comparative Group Mean	NA	708.5	244.0	110.7	117.9	11.0	11.5	0.98	36.96	33.20	1.75

Public P&C Insurance Median	NA	3,292.2	1,082.6	129.6	132.3	14.6	14.8	1.09	35.25	30.05	1.82
Public P&C Insurance Mean	NA	35,040.2	12,663.3	132.6	144.4	15.8	16.5	1.29	47.94	30.14	1.82

Comparative Group
Atlas Financial Holdings, Inc.	17.57	411.6	208.9	172.7	184.3	15.5	14.4	1.33	50.76	31.49	0.00
Baldwin & Lyons, Inc.	24.44	1,085.8	364.9	93.1	93.8	15.8	15.3	1.30	33.61	36.33	4.26
Donegal Group Inc.	15.31	1,537.8	394.2	97.8	99.4	16.1	13.5	0.62	25.64	26.56	3.59
EMC Insurance Group Inc.	26.46	1,536.0	554.2	104.7	104.9	10.9	11.8	0.89	36.08	34.18	2.87
Federated National Holding Company	19.05	638.3	273.7	113.0	113.0	6.5	6.9	1.10	42.89	39.29	1.26
First Acceptance Corporation	1.70	402.1	69.8	67.3	106.2	NM	NA	0.21	17.36	25.78	0.00
Hallmark Financial Services, Inc.	11.29	1,076.6	214.1	82.3	106.5	10.0	10.9	0.57	19.88	24.34	0.00
HCI Group Inc.	29.96	637.0	323.1	129.7	129.7	5.1	NA	1.13	50.72	37.32	4.01
Kingstone Companies, Inc.	9.33	149.1	73.8	151.0	157.1	9.9	9.8	1.15	49.50	30.36	2.68
National Security Group, Inc.	15.82	148.1	39.7	88.6	88.6	8.5	9.1	0.62	26.84	30.31	1.14
Unico American Corporation	11.25	140.2	59.7	85.0	85.0	NM	NA	1.79	42.59	50.18	0.00
United Insurance Holdings Corp.	16.31	740.0	352.2	143.6	145.7	11.6	NA	0.98	47.60	32.32	1.23

(1)	Assumes sale of 100% of the pro forma total outstanding shares of common stock in the initial public offering.

Source: Illinois Casualty Company; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial services companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the mutual-to-stock conversion valuation process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the officers of Feldman Financial Advisors has over 30 years of experience in consulting to financial institutions and financial services companies. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, mortgage companies, and insurance companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock valuations and other corporate valuations, strategic business plans, and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also worked as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a B.A. in Economics from Yale University and an M.B.A. in Finance and Investments from George Washington University.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II

Statement of Contingent and Limiting Conditions

This Appraisal is made subject to the following general contingent and limiting conditions:

1.	The analyses, opinions, and conclusions presented in this Appraisal apply to this engagement only and may not be used out of the context presented herein. This Appraisal is valid only for the effective date specified herein and only for the purpose specified herein.

2.	Neither all nor any part of the contents of this Appraisal is to be referred to or quoted in any registration statement, prospectus, public filing, loan agreement, or other agreement or document without our prior written approval. In addition, our Appraisal and analysis are not intended for general circulation or publication, nor are they to be reproduced or distributed to other third parties without our prior written consent.

3.	Neither our Appraisal nor our valuation conclusion is to be construed as a fairness opinion as to the fairness of an actual or proposed transaction, a solvency assessment, or an investment recommendation. For various reasons, the price at which the subject interest might be sold in a specific transaction between specific parties on a specific date might be significantly different from the valuation conclusion expressed herein.

4.	Our analysis assumes that as of the effective valuation date, the Company and its assets will continue to operate as a going concern. Furthermore, our analysis is based on the past and present financial condition of the Company and its assets as of the effective valuation date.

5.	We assume no responsibility for legal matters including interpretations of the law, contracts, or title considerations. We assume that the subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

6.	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the Appraisal.

7.	We do not express an opinion or any other form of assurance on the reasonableness of management’s projections reviewed by us or on the underlying assumptions.

8.	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

9.	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

II-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-1

Illinois Casualty Company

Consolidated Balance Sheets

As of December 31, 2014 and 2015

(Dollars in Thousands)

	December 31,
	2015	2014
Assets
Fixed income securities, available for sale at fair value	$65,195	$62,625
Equity securities, available for sale at fair value	8,885	9,151
Cash and cash equivalents	2,180	1,142

Total investments and cash	76,260	72,917

Accrued investment income	581	539
Premiums and reinsurance balances receivable	15,638	14,522
Ceded unearned premiums	57	18
Reinsurance balances recoverable on unpaid losses and settlement expense	19,535	25,855
Current federal income taxes	773	285
Net deferred federal income taxes	1,401	1,273
Deferred policy acquisition costs	3,983	3,801
Property and equipment	4,241	3,606
Other assets	905	613

Total Assets	$123,373	$123,428

Liabilities and Equity
Unpaid losses and settlement expenses	$61,056	$64,617
Unearned premiums	23,948	22,498
Corporate debt	3,274	2,786
Accrued expenses	4,096	3,746
Other liabilities	834	747

Total Liabilities	93,208	94,393

Retained earnings	29,636	27,481
Accumulated other comprehensive income	530	1,554

Total Equity	30,166	29,035

Total Liabilities and Equity	$123,373	$123,428

Source: Illinois Casualty Company, audited GAAP financial statements.

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-2

Illinois Casualty Company

Consolidated Income Statements

For the Years Ended December 31, 2014 and 2015

(Dollars in Thousands)

	For the Years
	Ended December 31,
	2015	2014
Income Statement Data
Direct premiums written	$49,047	$46,340
Net premiums written	41,631	41,077

Net premiums earned	$40,220	$38,121
Net investment income	1,333	1,141
Net realized gains on investments	81	459
Other income	190	113

Total revenue	41,823	39,833

Losses and settlement expenses	23,801	22,748
Policy acquisition costs	14,555	14,323
Interest expense on debt	136	134
General corporate expenses	314	263

Total expenses	38,806	37,468

Income before income taxes	3,017	2,364
Income tax expense	862	779

Net income	$2,155	$1,585

Profitability Ratios
Return on average assets	1.75%	1.28%
Return on average equity	7.28%	5.46%

Source: Illinois Casualty Company, audited GAAP financial statements.

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-3

Illinois Casualty Company

Investment Securities Portfolio

As of December 31, 2014 and 2015

(Dollars in Thousands, Reported at Fair Value)

	December 31,
	2015		2014
	Amount (000s)	Percent (%)	Amount (000s)	Percent (%)

Fixed income securities:
U.S. Government	$1,233	1.7	$536	0.7
MBS/CMBS/ABS (1)	18,011	24.3	18,402	25.6
Corporate	29,595	40.0	29,878	41.6
Municipal	16,356	22.1	13,808	19.2

Total fixed income securities	65,195	88.0	62,625	87.3

Equity securities:
Exchange traded funds	8,885	12.0	9,151	12.7

Total investment securities	$74,080	100.0	$71,776	100.0

(1)	Mortgage-backed, commercial mortgage-backed, and asset-backed securities.

Source: Illinois Casualty Company, audited GAAP financial statements.

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4

Illinois Casualty Company

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	As of or For the Years Ended December 31,
	2015	2014	2013	2012	2011
Selected Balance Sheet Data
Total Assets	$97,574	$90,992	$83,683	$81,221	$78,270
Total Cash and Investments	77,334	72,129	65,381	62,779	61,402

Loss Reserves	27,695	24,203	23,099	23,315	24,100
Loss Adjustment Expense Reserves	14,202	14,592	13,243	12,660	12,104
Total Loss and LAE Reserves	41,897	38,795	36,342	35,975	36,204
Unearned Premium Reserve	23,891	22,480	19,524	16,742	15,263
Total Liabilities	70,719	65,799	59,600	56,158	54,176

Surplus Notes	1,921	1,962	2,064	2,607	2,882
Capital and Surplus	26,856	25,193	24,082	25,063	24,094

Capital and Surplus / Assets (%)	27.52	27.69	28.78	30.86	30.78
Reserves / Capital and Surplus (%)	156.01	153.99	150.91	143.54	150.26

Selected Income Statement Data
Direct Premiums Written (DPW)	$49,047	$46,340	$43,025	$39,134	$35,871
Net Reinsurance Premiums	(7,416)	(5,263)	(8,825)	(10,220)	(8,640)
Net Premiums Written (NPW)	41,631	41,077	34,200	28,914	27,232
Net Premiums Earned	40,220	38,121	31,418	27,435	25,124
Net Loss and LAE Incurred	23,801	22,748	21,062	18,106	18,440
Net Underwriting Expense Incurred	14,946	14,977	11,901	10,528	9,765
Net Underwriting Gain (Loss)	1,474	395	(1,545)	(1,199)	(3,080)
Net Investment Income	1,134	1,044	1,122	1,071	1,074
Net Realized Capital Gains (Losses)	53	303	137	872	1,793
Income Tax Expense (Benefit)	1,062	523	(27)	(55)	(126)
Net Income (Loss)	1,849	1,381	(428)	939	13

Premiums Written By Major Segment (%)
Personal Lines - DPW	0.00	0.00	0.00	0.00	0.00
Commercial Lines - DPW	100.00	100.00	100.00	100.00	100.00

Personal Lines - NPW	0.00	0.00	0.00	0.00	0.00
Commercial Lines - NPW	100.00	100.00	100.00	100.00	100.00

Operating Ratios (%)
Growth Rate - DPW	5.84	7.70	9.94	9.10	13.34
Growth Rate - NPW	1.35	20.11	18.28	6.18	22.51
Loss and LAE Ratio	59.18	59.67	67.04	66.00	73.39
Expense Ratio	35.90	36.46	34.80	36.41	35.86
Policyholder Dividend Ratio	0.00	0.00	0.00	0.00	0.00
Combined Ratio	95.08	96.14	101.84	102.41	109.25
Operating Ratio	92.26	93.40	98.27	98.50	104.98
Effective Tax Rate	36.47	27.46	NM	(6.23)	NM
Net Yield on Invested Assets	1.55	1.51	1.77	1.72	1.72
Return on Average Equity	7.18	5.67	(1.77)	3.80	0.05
Return on Average Assets	1.98	1.57	(0.52)	1.18	0.02

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Illinois Casualty Company

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Underwriting Revenue
Direct Premiums Written	$49,047	$46,340	$43,025	$39,134	$35,871
Personal P&C Direct Premiums	0	0	0	0	0
Commercial P&C Direct Premiums	49,047	46,340	43,025	39,134	35,871

Net Reinsurance Premiums	(7,416)	(5,263)	(8,825)	(10,220)	(8,640)
Net Premiums Written	41,631	41,077	34,200	28,914	27,232
Change in Unearned Premiums Reserve	1,411	2,956	2,782	1,478	2,107
Net Premiums Earned	40,220	38,121	31,418	27,435	25,124

Underwriting Deductions
Net Losses Paid - Personal	0	0	0	0	0
Net Losses Paid - Commercial	14,267	14,280	14,970	12,599	14,161
Net Losses Paid	14,267	14,280	14,970	12,599	14,161
Net LAE Paid	6,701	5,746	5,725	5,736	5,782

Change in Loss Reserves - Personal	0	0	0	0	0
Change in Loss Reserves - Commercial	3,492	1,104	(216)	(785)	(1,624)
Change in LAE Reserves	(660)	1,619	583	556	121
Net Change in Loss and LAE Reserves	2,833	2,723	367	(229)	(1,503)

Losses and LAE Incurred	23,801	22,748	21,062	18,106	18,440
Other Underwriting Expense Incurred	14,946	14,977	11,901	10,528	9,765

Net Underwriting Gain (Loss)	1,474	395	(1,545)	(1,199)	(3,080)

Investment Income
Net Investment Income	1,134	1,044	1,122	1,071	1,074
Net Realized Capital Gains (Losses)	53	303	137	872	1,793

Other Income
Finance Service Charges	211	227	264	251	285
All Other Income	41	(62)	(434)	(111)	(185)

Net Income
Net Income (Loss) Before Taxes	2,911	1,904	(455)	884	(114)
Federal Income Tax Expense (Benefit)	1,062	523	(27)	(55)	(126)
Net Income (Loss)	1,849	1,381	(428)	939	13

Change in Capital and Surplus
Capital and Surplus, Beginning of Period	$25,193	$24,082	$25,063	$24,094	$24,961
Net Income (Loss)	1,849	1,381	(428)	939	13
Net Unrealized Capital Gains (Losses)	(350)	(200)	110	258	(583)
Change in Surplus Notes	(71)	(71)	(542)	(276)	(752)
All Other Changes in Surplus	235	2	(120)	48	454

Capital and Surplus, End of Period	$26,856	$25,193	$24,082	$25,063	$24,094

III-5

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Illinois Casualty Company

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Operating Ratios (%)
Loss Ratio	44.16	40.36	46.96	43.06	49.90
Loss Adjustment Expense Ratio	15.02	19.32	20.08	22.93	23.49
Loss and LAE Ratio	59.18	59.67	67.04	66.00	73.39
Expense Ratio	35.90	36.46	34.80	36.41	35.86
Policyholder Dividend Ratio	0.00	0.00	0.00	0.00	0.00
Combined Ratio	95.08	96.14	101.84	102.41	109.25
Operating Ratio	92.26	93.40	98.27	98.50	104.98

Premium Analysis
Direct Premiums Written (DPW)	$49,047	$46,340	$43,025	$39,134	$35,871
Net Premiums Written (NPW)	41,631	41,077	34,200	28,914	27,232
Annual Growth DPW (%)	5.84	7.70	9.94	9.10	13.34
Annual Growth NPW (%)	1.35	20.11	18.28	6.18	22.51

DPW by Line of Business (%)
Major Segment - Personal (est.)	0.00	0.00	0.00	0.00	0.00
Major Segment - Commercial (est.)	100.00	100.00	100.00	100.00	100.00
Home / Farmowners Multi-peril	0.00	0.00	0.00	0.00	0.00
Private Automobile (est.)	0.00	0.00	0.00	0.00	0.00
Commercial Multi-peril Combined	57.40	56.73	56.40	54.93	53.88
Workers Compensation	14.73	15.46	15.72	15.56	16.25
Other Liability	27.88	27.81	27.88	29.51	29.87
Commercial Automobile (est.)	0.00	0.00	0.00	0.00	0.00

Loss and LAE Ratio by Line of Business (%)
Major Segment - Personal (est.)	NA	NA	NA	NA	NA
Major Segment - Commercial (est.)	59.18	59.68	66.97	66.00	73.40

Home / Farmowners Multi-peril	NA	NA	NA	NA	NA
Private Automobile (est.)	NA	NA	NA	NA	NA
Commercial Multi-peril Combined	60.60	71.20	83.41	73.92	82.78
Workers Compensation	70.49	57.47	72.36	69.88	87.73
Other Liability	50.02	39.51	28.20	47.45	44.96
Commercial Automobile (est.)	NA	NA	NA	NA	NA

Combined Ratio by Line of Business (%)
Major Segment - Personal (est.)	NA	NA	NA	NA	NA
Major Segment - Commercial (est.)	95.09	96.14	101.77	102.41	109.25
Home / Farmowners Multi-peril	NA	NA	NA	NA	NA
Private Automobile (est.)	NA	NA	NA	NA	NA
Fire and Allied Lines Combined	NA	NA	NA	NA	NA
Commercial Multi-peril Combined	98.65	109.49	119.95	111.92	119.07
Workers Compensation	99.37	89.01	100.98	100.88	121.71
Other Liability	85.72	75.23	63.20	83.80	81.04
Commercial Automobile (est.)	NA	NA	NA	NA	NA

III-6

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Illinois Casualty Company

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Operating Ratios (%)
Loss Ratio	54.04	62.50	68.42	55.75	85.95
Loss Adjustment Expense Ratio	6.10	5.31	5.43	5.97	6.25
Loss and LAE Ratio	60.14	67.82	73.85	61.71	92.20
Expense Ratio	25.98	22.40	21.16	22.96	19.72
Policyholder Dividend Ratio	0.40	0.00	0.36	0.00	0.19
Combined Ratio	86.51	90.22	95.38	84.68	112.11
Operating Ratio	83.51	87.28	92.99	81.76	109.28

Premium Analysis
Direct Premiums Written (DPW)	$172,774	$164,883	$173,021	$165,415	$162,908
Net Premiums Written (NPW)	143,064	143,040	155,923	131,083	139,603
Annual Growth DPW (%)	4.79	(4.70)	4.60	1.54	20.65
Annual Growth NPW (%)	0.02	(8.26)	18.95	(6.10)	26.49

DPW by Line of Business (%)
Major Segment - Personal (est.)	66.65	63.89	59.50	58.59	53.59
Major Segment - Commercial (est.)	33.35	36.11	40.50	41.41	46.41
Home / Farmowners Multi-Peril	32.81	31.33	27.81	27.09	23.65
Private Automobile (est.)	33.84	32.56	31.70	31.50	29.94
Fire and Allied Lines Combined	29.62	32.24	36.71	37.54	43.01
Commercial Multi-Peril Combined	2.20	2.31	2.25	2.37	2.01
Other Liability	1.17	1.18	1.13	0.96	0.89
Commercial Automobile (est.)	0.36	0.38	0.41	0.53	0.50

Loss and LAE Ratio by Line of Business (%)
Major Segment - Personal (est.)	68.55	76.57	72.88	66.88	82.49
Major Segment - Commercial (est.)	36.21	50.97	75.28	51.44	103.88

Home / Farmowners Multi-Peril	64.09	82.79	73.34	66.40	110.84
Private Automobile (est.)	72.50	71.31	72.53	67.25	65.12
Fire and Allied Lines Combined	42.30	56.57	82.36	44.60	105.38
Commercial Multi-Peril Combined	34.42	56.86	60.27	20.60	71.93
Other Liability	(7.51)	(16.04)	4.74	20.42	55.68
Commercial Automobile (est.)	(4.21)	104.66	96.38	8.20	22.26

Combined Ratio by Line of Business (%)
Major Segment - Personal (est.)	97.52	105.69	102.45	94.63	105.94
Major Segment - Commercial (est.)	54.99	60.07	84.74	64.40	119.35

Home / Farmowners Multi-Peril	94.56	112.02	102.99	97.04	132.58
Private Automobile (est.)	100.10	100.33	102.03	92.65	89.78
Fire and Allied Lines Combined	59.49	62.26	88.91	53.71	112.92
Commercial Multi-Peril Combined	58.00	78.71	83.05	45.14	92.88
Other Liability	17.55	7.35	29.49	47.10	118.95
Commercial Automobile (est.)	18.72	126.09	118.02	31.96	42.76

III-7

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Illinois Casualty Company

Statutory Financial Data

As of or For the Years Ended December 31, 2011 to 2015

(Dollars in Thousands)

	For the Years Ended December 31,
	2015	2014	2013	2012	2011
Investment Income
Net Investment Income	$1,134	$1,044	$1,122	$1,071	$1,074
Realized Capital Gains	53	303	137	872	1,793
Unrealized Capital Gains (Losses)	(350)	(200)	110	258	(583)

Investment Portfolio Composition (%)
Total Cash and Investments	$77,334	$56,132	$57,763	$62,804	$63,031
Bonds	86.68	88.24	92.43	88.85	88.40
Preferred Stocks	0.00	0.00	0.00	0.20	0.21
Common Stocks	7.56	8.18	2.44	0.00	10.59
Real Estate	2.94	2.05	1.69	1.61	1.38
Cash and Short-term Investments	2.82	1.54	3.44	9.34	(0.58)

Investment Yields by Type (%)
Net Yield on Invested Assets	1.55	1.51	1.77	1.72	1.72
Gross Yield - Bonds	3.32	3.32	3.20	3.48	3.75
Gross Yield - Preferred Stocks	NA	NA	7.80	6.45	6.42
Gross Yield - Common Stocks	3.25	2.21	2.16	2.30	2.09
Gross Yield - Real Estate	14.62	19.05	23.55	25.95	31.25
Gross Yield - Cash and Short-term Investments	0.81	0.57	0.29	0.13	0.19

Bond Portfolio Composition (%)
Total Bonds	$67,605	$63,682	$60,751	$59,794	$54,435
U.S. Government	2.43	1.60	3.02	1.71	5.42
States, Territories, and Possessions	1.13	1.20	1.27	1.30	1.43
Political Subdivisions	5.29	4.92	5.56	6.07	9.20
Special Revenue	28.76	25.68	31.98	33.40	38.85
Industrial	62.39	66.60	58.17	57.53	45.10

Bond Average Asset Quality (NAIC Des# 1-6)
Total Bonds	1.23	1.24	1.07	1.01	1.00
U.S. Government	1.00	1.00	1.00	1.00	1.00
Political Subdivisions	1.00	1.00	1.00	1.00	1.00
Political Subdivisions	1.00	1.00	1.00	1.00	1.01
Special Revenue	1.01	1.02	1.04	1.01	1.01
Industrial	1.37	1.35	1.10	1.01	1.00

Bonds Rated 3 - 6 / Total Bonds (%)	4.49	5.11	0.00	0.00	0.00
Bonds Rated 3 - 6 / Capital and Surplus (%)	11.30	12.92	0.00	0.00	0.00

Equity Investments
Total Common Stock	$5,850	$5,928	$1,593	$0	$6,503
Total Preferred Stock	0	0	0	126	129

Other Investments
Total Real Estate	$2,275	$1,476	$1,107	$1,014	$847
Total Mortgage Loans	0	0	0	0	0

Source: SNL Financial, statutory financial data.

III-8

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Financial Performance Data for Public Property and Casualty Insurance Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Prem. Written/ Avg.Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM ROA (%)	LTM ROE (%)

1347 Property Insurance Holdings	FL	82	26	48	0.54	57.88	57.88	27	0.63	38.3	53.3	91.6	(2.12)	(3.45)
Alleghany Corporation	NY	22,846	12,875	7,580	1.70	33.18	32.13	4,999	0.59	55.3	33.7	89.0	2.39	7.43
Allstate Corporation	IL	104,656	69,613	20,025	3.48	19.13	18.18	35,653	NA	69.4	25.5	94.9	2.03	10.20
American Financial Group, Inc.	OH	49,859	37,514	4,770	7.86	9.57	9.11	6,145	0.87	63.8	30.9	94.7	0.75	7.44
American International Group, Inc.	NY	496,943	271,645	90,210	3.01	18.15	17.89	58,327	0.37	77.5	34.9	112.4	0.44	2.16
AMERISAFE, Inc.	LA	1,502	934	454	2.06	30.22	30.22	401	0.83	57.1	22.7	79.8	4.63	15.64
AmTrust Financial Services, Inc.	NY	17,112	11,223	3,086	3.64	18.03	14.01	4,759	1.59	66.7	24.3	91.0	3.23	19.09
Atlas Financial Holdings, Inc.	IL	412	235	130	1.81	31.49	30.20	157	1.39	59.2	27.8	87.0	3.84	11.86
Baldwin & Lyons, Inc.	IN	1,086	539	394	1.37	36.33	36.15	280	0.64	59.2	32.2	91.4	2.09	5.83
Berkshire Hathaway Inc.	NE	552,257	100,952	258,627	0.39	46.83	37.61	210,821	0.17	77.4	18.2	95.6	4.53	9.80
Cincinnati Financial Corporation	OH	18,888	9,502	6,427	1.48	34.03	34.03	5,142	0.71	60.2	30.9	91.1	3.37	9.77
CNA Financial Corporation	IL	55,047	36,486	11,756	3.10	21.36	21.02	9,101	0.57	61.0	34.4	95.4	0.87	3.89
Conifer Holdings, Inc.	MI	178	83	77	1.08	43.42	NA	71	1.31	56.8	45.3	102.1	(0.01)	(0.03)
Donegal Group Inc.	PA	1,538	1,008	408	2.47	26.56	26.24	636	1.47	65.8	33.2	99.0	1.39	4.89
EMC Insurance Group Inc.	IA	1,536	927	525	1.77	34.18	34.14	624	1.12	65.0	31.3	96.3	3.29	9.66
Employers Holdings, Inc.	NV	3,756	2,656	761	3.49	20.26	19.30	752	0.95	62.2	31.9	94.1	2.49	13.04
Federated National Holding Co.	FL	638	351	251	1.40	39.29	39.29	250	0.98	49.7	38.2	87.9	6.85	17.65
First Acceptance Corporation	TN	402	205	104	1.98	25.78	18.05	332	2.67	82.0	17.8	99.8	(0.51)	(1.82)
Hallmark Financial Services, Inc.	TX	1,077	667	262	2.55	24.34	19.90	372	1.37	65.9	28.0	93.9	2.11	8.39
Hanover Insurance Group, Inc.	MA	13,791	9,115	2,844	3.20	20.63	19.54	5,034	1.60	61.3	34.4	95.7	2.37	11.50
HCI Group, Inc.	FL	637	239	238	1.01	37.32	37.32	286	1.17	30.9	32.8	63.6	9.89	30.24
Heritage Insurance Holdings, Inc.	FL	837	386	357	1.08	42.58	42.58	395	1.30	37.5	27.5	65.0	11.92	29.89
Horace Mann Educators Corp.	IL	10,059	6,376	1,265	5.04	12.57	12.16	1,080	0.94	70.5	26.5	97.0	0.94	7.02
Infinity Property and Casualty Corp.	AL	2,387	1,287	688	1.87	28.81	26.49	1,484	1.96	76.9	18.7	95.6	2.11	7.36
Kingstone Companies, Inc.	NY	149	90	45	1.99	30.36	29.53	64	1.42	47.7	32.3	80.0	4.91	16.39
Loews Corporation	NY	76,029	36,486	22,810	1.60	30.00	29.68	13,415	0.29	61.0	34.4	95.4	0.37	1.19
Markel Corporation	VA	24,941	13,541	7,841	1.73	31.44	25.59	5,370	0.49	50.7	38.1	89.0	2.34	7.59
Mercury General Corporation	CA	4,629	2,196	1,821	1.21	39.34	38.35	3,009	1.62	72.5	26.7	99.2	1.61	4.03

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 (continued)

Financial Performance Data for Public Property and Casualty Insurance Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Prem. Written/ Avg.Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM ROA (%)	LTM ROE (%)

National General Holdings Corp.	NY	5,563	2,948	1,537	1.92	27.62	21.08	2,511	1.62	64.9	29.1	94.0	3.23	11.56
National Interstate Corporation	OH	1,936	1,351	359	3.76	18.54	18.22	619	1.68	80.6	19.8	100.4	1.12	5.78
National Security Group, Inc.	AL	148	77	45	1.72	30.31	30.31	64	1.37	55.4	35.6	91.0	3.19	10.64
Navigators Group, Inc.	CT	4,584	3,023	1,096	2.76	23.91	23.80	1,059	0.98	58.2	35.9	94.1	1.78	7.64
Old Republic International Corp.	IL	17,102	11,065	3,881	2.85	22.69	21.96	5,766	1.23	47.5	48.5	96.0	2.45	10.75
ProAssurance Corporation	AL	4,908	2,367	1,958	1.21	39.90	35.94	772	0.34	59.2	31.3	90.5	2.31	5.63
Progressive Corporation	OH	29,819	16,661	7,289	2.29	24.45	21.98	20,831	2.82	72.1	20.4	92.5	4.57	17.86
RLI Corp.	IL	2,735	1,526	823	1.85	30.10	28.23	806	0.87	42.7	41.8	84.5	4.99	16.49
Safety Insurance Group, Inc.	MA	1,704	956	644	1.48	37.83	37.83	798	1.13	83.0	29.0	112.0	(0.81)	(2.10)
Selective Insurance Group, Inc.	NJ	6,904	4,687	1,398	3.35	20.25	20.16	2,132	1.56	57.7	34.8	92.5	2.45	12.47
State Auto Financial Corporation	OH	2,829	1,669	885	1.89	31.27	31.23	1,369	1.44	67.9	33.6	101.5	1.83	5.79
State National Companies, Inc.	TX	2,388	1,950	263	7.40	11.03	10.81	199	0.47	NA	NA	NA	2.00	17.31
Travelers Companies, Inc.	MN	100,184	64,640	23,598	2.74	23.55	20.50	26,815	0.99	56.6	31.7	88.3	3.37	14.15
Trupanion, Inc.	WA	71	6	45	0.14	63.96	61.31	147	NA	NA	NA	NA	(22.25)	(33.36)
Unico American Corporation	CA	140	67	70	0.95	50.18	50.18	33	0.44	65.0	22.0	87.0	(0.86)	(1.66)
United Fire Group, Inc.	IA	3,890	2,791	879	3.18	22.59	22.08	1,035	1.15	61.0	31.0	92.0	2.30	10.58
United Insurance Holdings Corp.	FL	740	381	239	1.59	32.32	32.01	358	1.74	54.5	39.5	94.0	3.86	12.35
Universal Insurance Holdings, Inc.	FL	994	541	293	1.85	29.50	NA	547	2.44	37.2	NA	NA	10.53	41.49
W. R. Berkley Corporation	CT	21,731	13,806	4,633	2.98	21.32	20.42	7,206	1.35	60.5	33.2	93.7	2.32	10.96
White Mountains Insurance Group	NH	10,285	2,008	4,368	0.46	42.47	40.29	1,809	0.27	59.7	36.9	96.6	2.68	6.33

Overall P&C Insurance Group Median		3,292	1,979	851	1.88	30.05	27.36	920	1.14	60.8	31.9	94.0	2.33	9.72
Overall P&C Insurance Group Mean		35,040	15,827	10,377	2.30	30.14	28.37	9,247	1.15	60.5	31.6	92.6	2.27	9.32

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Market Valuation Data for Public Property and Casualty Insurance Companies

Company	Ticker	Exchange	State	Closing Price 4/29/16 ($)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ 2015 Est. EPS (x)	Price/ LTM Rev. (x)	Price/ Total Assets (%)	Current Div. Yield (%)	One-Yr. Price Change (%)

1347 Property Insurance Holdings	PIH	NASDAQ	FL	5.60	34	72.3	72.3	NM	NA	NA	1.26	41.67	0.00	(25.23)
Alleghany Corporation	Y	NYSE	NY	521.28	8,054	107.3	112.5	14.84	16.36	17.99	1.61	35.25	0.00	9.13
Allstate Corporation	ALL	NYSE	IL	65.05	24,426	136.0	145.8	12.88	12.53	14.00	0.69	23.34	2.03	(7.40)
American Financial Group, Inc.	AFG	NYSE	OH	69.11	6,010	131.6	139.2	17.54	12.70	12.12	0.98	12.05	1.62	8.36
American International Group, Inc.	AIG	NYSE	NY	55.82	63,290	74.3	75.7	33.83	25.49	11.86	1.09	12.74	2.29	(1.47)
AMERISAFE, Inc.	AMSF	NASDAQ	LA	53.88	1,031	227.0	227.0	12.92	12.71	14.82	2.57	68.62	1.34	16.85
AmTrust Financial Services, Inc.	AFSI	NASDAQ	NY	24.85	4,358	180.2	268.8	8.88	7.94	8.26	0.92	25.47	2.41	(17.24)
Atlas Financial Holdings, Inc.	AFH	NASDAQ	IL	17.57	209	172.7	184.3	15.55	14.40	9.92	1.33	50.76	0.00	(7.48)
Baldwin & Lyons, Inc.	BWINB	NASDAQ	IN	24.44	365	93.1	93.8	15.77	15.28	14.46	1.30	33.61	4.26	5.44
Berkshire Hathaway Inc.	BRK.A	NYSE	NE	219,000	359,275	140.8	207.0	14.94	20.73	18.23	1.70	65.06	0.00	2.15
Cincinnati Financial Corporation	CINF	NASDAQ	OH	66.01	10,857	161.1	161.1	15.79	17.10	21.57	2.11	57.48	2.91	29.41
CNA Financial Corporation	CNA	NYSE	IL	31.60	8,543	72.6	74.1	17.85	16.63	10.53	0.94	15.52	3.16	(22.38)
Conifer Holdings, Inc.	CNFR	NASDAQ	MI	6.78	52	67.1	65.8	NM	NM	11.59	NA	NA	NA	NA
Donegal Group Inc.	DGICA	NASDAQ	PA	15.31	394	97.8	99.4	16.08	13.55	10.20	0.62	25.64	3.59	0.79
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	26.46	554	104.7	104.9	10.89	11.81	14.58	0.89	36.08	2.87	14.08
Employers Holdings, Inc.	EIG	NYSE	NV	29.70	964	120.0	127.1	9.55	10.96	12.76	1.28	25.65	1.21	13.14
Federated National Holding Co.	FNHC	NASDAQ	FL	19.05	274	113.0	113.0	6.52	6.93	7.43	1.10	42.89	1.26	(36.05)
First Acceptance Corporation	FAC	NYSE	TN	1.70	70	67.3	106.2	NM	NA	NA	0.21	17.36	0.00	(41.38)
Hallmark Financial Services, Inc.	HALL	NASDAQ	TX	11.29	214	82.3	106.5	9.99	10.86	9.25	0.57	19.88	0.00	(0.27)
Hanover Insurance Group, Inc.	THG	NYSE	MA	85.76	3,683	129.6	138.7	11.59	13.72	13.59	0.73	26.70	2.15	22.55
HCI Group, Inc.	HCI	NYSE	FL	29.96	323	129.7	129.7	5.08	NA	7.66	1.13	50.72	4.01	(31.92)
Heritage Insurance Holdings, Inc.	HRTG	NYSE	FL	13.29	405	113.5	113.5	4.36	NA	4.69	1.02	48.31	1.50	(36.11)
Horace Mann Educators Corp.	HMN	NYSE	IL	31.10	1,255	99.8	103.6	14.14	15.55	14.03	1.16	12.47	3.41	(11.19)
Infinity Property and Casualty Corp.	IPCC	NASDAQ	AL	80.16	882	130.0	146.0	17.77	18.43	16.77	0.59	36.95	2.59	4.69
Kingstone Companies, Inc.	KINS	NASDAQ	NY	9.33	74	151.0	157.1	9.93	9.82	7.71	1.15	49.50	2.68	23.74
Loews Corporation	L	NYSE	NY	39.68	13,452	76.8	78.4	55.11	48.99	15.11	1.00	17.69	0.63	(5.28)
Markel Corporation	MKL	NYSE	VA	899.11	12,559	160.2	213.7	21.54	25.17	33.78	2.34	50.35	0.00	20.79
Mercury General Corporation	MCY	NYSE	CA	52.90	2,923	160.3	167.1	39.19	22.61	20.11	0.97	63.15	4.69	(4.60)

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2 (continued)

Market Valuation Data for Public Property and Casualty Insurance Companies

				Closing	Total	Price/	Price/	Price/	Price/	Price/	Price/	Price/	Current	One-Yr.
				Price	Market	Book	Tang.	LTM	Oper.	2015	LTM	Total	Div.	Price
				4/29/16	Value	Value	Book	EPS	EPS	Est. EPS	Rev.	Assets	Yield	Change
Company	Ticker	Exchange	State	($)	($mil.)	(%)	(%)	(x)	(x)	(x)	(x)	(%)	(%)	(%)

National General Holdings Corp.	NGHC	NASDAQ	NY	20.19	2,134	164.7	256.0	15.90	11.34	11.11	0.85	38.36	0.59	3.75
National Interstate Corporation	NATL	NASDAQ	OH	30.79	615	170.8	174.5	29.32	26.54	19.39	0.99	31.79	1.82	9.61
National Security Group, Inc.	NSEC	NASDAQ	AL	15.82	40	88.6	88.6	8.46	9.09	NA	0.62	26.84	1.14	3.33
Navigators Group, Inc.	NAVG	NASDAQ	CT	82.61	1,201	108.8	109.4	15.10	15.89	15.94	1.13	26.20	0.00	4.81
Old Republic International Corp.	ORI	NYSE	IL	18.49	4,848	117.0	130.2	11.93	14.33	14.61	0.84	28.35	4.06	18.83
ProAssurance Corporation	PRA	NYSE	AL	47.73	2,535	129.4	153.1	22.62	18.29	18.87	3.28	51.64	2.60	5.71
Progressive Corporation	PGR	NYSE	OH	32.60	19,006	251.4	286.5	15.60	16.46	16.65	0.91	63.74	2.72	22.79
RLI Corp.	RLI	NYSE	IL	62.18	2,716	311.3	339.5	19.93	24.19	26.79	3.37	99.27	1.22	23.45
Safety Insurance Group, Inc.	SAFT	NASDAQ	MA	56.61	858	132.6	132.6	NM	NM	14.55	1.08	50.36	4.95	(3.15)
Selective Insurance Group, Inc.	SIGI	NASDAQ	NJ	34.71	2,001	142.4	143.2	12.18	12.86	13.16	0.94	28.97	1.73	25.53
State Auto Financial Corporation	STFC	NASDAQ	OH	20.51	851	95.8	95.9	16.67	24.13	16.19	0.62	30.09	1.95	(13.64)
State National Companies, Inc.	SNC	NASDAQ	TX	11.28	482	182.8	187.0	11.17	NA	11.55	2.42	20.17	2.13	15.93
Travelers Companies, Inc.	TRV	NYSE	MN	109.90	32,134	133.0	158.3	10.34	10.29	11.46	1.20	32.08	2.44	6.85
Trupanion, Inc.	TRUP	NYSE	WA	12.47	356	NM	NM	NM	NA	NA	2.42	502.52	0.00	58.85
Unico American Corporation	UNAM	NASDAQ	CA	11.25	60	85.0	85.0	NM	NA	NA	1.79	42.59	0.00	6.94
United Fire Group, Inc.	UFCS	NASDAQ	IA	44.82	1,135	128.3	132.1	12.70	12.95	17.50	1.10	29.16	1.96	44.49
United Insurance Holdings Corp.	UIHC	NASDAQ	FL	16.31	352	143.6	145.7	11.57	NA	10.48	0.98	47.60	1.23	(17.63)
Universal Insurance Holdings, Inc.	UVE	NYSE	FL	17.61	629	211.0	NA	5.93	NA	5.98	1.15	63.27	3.18	(30.26)
W. R. Berkley Corporation	WRB	NYSE	CT	56.00	6,866	144.5	158.6	14.32	16.00	16.36	0.95	31.59	0.86	13.73
White Mountains Insurance Group	WTM	NYSE	NH	830.00	4,495	119.3	131.9	16.40	NA	NM	2.49	43.71	0.12	23.95

Overall P&C Insurance Group Median				NA	1,083	129.6	132.3	14.58	14.84	14.01	1.09	35.25	1.82	4.81
Overall P&C Insurance Group Mean				NA	12,663	132.6	144.4	15.78	16.46	14.13	1.29	47.94	1.82	3.13

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-1

Pro Forma Assumptions for Conversion Valuation

1.	The initial offering price is $10.00 per share and the number of shares offered is computed by dividing the estimated pro forma market value by the offering price.

2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

3.	The net offering proceeds are invested to yield a return of 1.76%, which represents the yield on a five-year U.S. Treasury bond as of December 31, 2015. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 1.16%.

4.	Fixed expenses related to the offering are estimated to equal $1.125 million. Variable expenses representing selling agent fees are estimated at 2.0% of the gross proceeds raised in the offering.

5.	It is assumed that the ESOP acquires 10.0% million of the common stock to be sold in the offering. Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 15-year loan to the ESOP from ICC Holdings. No re-investment is assumed on proceeds used to fund the ESOP.

6.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

7.	The calculation of operating income excludes the after-tax impact of net realized securities gains (or losses) and any extraordinary items.

8.	The number of shares outstanding for calculation of pro forma book value per share and pro forma tangible book value per share ranges from 2,720,000 at the minimum to 3,200,000 at the midpoint and 3,680,000 at the maximum.

9.	The weighted average number of shares for calculation of pro forma earnings per share (“EPS”) ranges from 2,457,067 at the minimum to 2,890,667 at the midpoint and 3,324,267 at the maximum. ESOP shares that have not been committed for release are excluded from the calculation of shares outstanding for EPS purposes.

V-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-2

Pro Forma Conversion Valuation Range

Illinois Casualty Company

Historical Financial Data as of December 31, 2015

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum
Shares outstanding	2,720,000	3,200,000	3,680,000
Offering price	$10.00	$10.00	$10.00
Pro forma market value	$27,200	$32,000	$36,800
Gross offering proceeds	$27,200	$32,000	$36,800
Less: estimated offering expenses	(1,669)	(1,765)	(1,861)
Less: loan for ESOP stock purchase	(2,720)	(3,200)	(3,680)

Net proceeds	$22,811	$27,035	$31,259
Net Income:
LTM ended December 31, 2015	$2,155	$2,155	$2,155
Pro forma income on net proceeds	265	314	363
Pro forma ESOP adjustment	(120)	(141)	(162)

Pro forma net income	$2,300	$2,328	$2,356

Pro forma earnings per share	$0.94	$0.81	$0.71
Operating Income:
LTM ended December 31, 2015	$2,102	$2,102	$2,102
Pro forma income on net proceeds	265	314	363
Pro forma ESOP adjustment	(120)	(141)	(162)

Pro forma operating income	$2,247	$2,275	$2,303

Pro forma operating earnings per share	$0.91	$0.79	$0.69
Total Revenue:
LTM ended December 31, 2015	$41,823	$41,823	$41,823
Pro forma income on net proceeds, pre-tax	401	476	550

Pro forma total revenue	$42,224	$42,299	$42,373
Total Equity
As of December 31, 2015	$30,166	$30,166	$30,166
Net proceeds	22,811	27,035	31,259

Pro forma total equity	$52,977	$57,201	$61,425

Pro forma book value per share	$19.48	$17.88	$16.69
Tangible Equity:
As of December 31, 2015	$30,166	$30,166	$30,166
Net proceeds	22,811	27,035	31,259

Pro forma tangible equity	$52,977	$57,201	$61,425

Pro forma tangible book value per share	$19.48	$17.88	$16.69
Total Assets:
As of December 31, 2015	$123,373	$123,373	$123,373
Net proceeds	22,811	27,035	31,259

Pro forma total assets	$146,184	$150,408	$154,632
Pro Forma Ratios:
Price / LTM EPS	10.68	12.42	14.11
Price / Operating EPS	10.93	12.71	14.43
Price / LTM Revenue	0.64	0.76	0.87
Price / Book Value	51.34%	55.94%	59.91%
Price / Tangible Book Value	51.34%	55.94%	59.91%
Price / Total Assets	18.61%	21.28%	23.80%
Total Equity / Assets	36.24%	38.03%	39.72%
Tangible Equity / Assets	36.24%	38.03%	39.72%

V-2